Exhibit 4.9

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 26, 2018

among

TEXTAINER LIMITED,

as the Borrower,

TEXTAINER GROUP HOLDINGS LIMITED,

as the Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

ING BANK BELGIUM SA/NV,

as Syndication Agents,

MUFG UNION BANK, N.A.,

as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

BNP PARIBAS SECURITIES CORP.,

as Co-Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Book Manager

Page

Article I	DEFINITIONS AND ACCOUNTING TERMS9
1.01	Defined Terms9
1.02	Other Interpretive Provisions43
1.03	Accounting Terms44
1.04	Rounding44
1.05	Times of Day45
1.06	Letter of Credit Amounts45
1.07	Currency Equivalents Generally45
Article II	THE COMMITMENTS AND CREDIT EXTENSIONS45
2.01	Loans45
2.02	Borrowings, Conversions and Continuations of Loans46
2.03	Letters of Credit47
2.04	Acknowledgment of Multiple L/C Issuers55
2.05	Prepayments55
2.06	Termination or Reduction of Commitments56
2.07	Repayment of Loans56
2.08	Interest56
2.09	Fees57
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate58
2.11	Evidence of Debt58
2.12	Payments Generally; Administrative Agent’s Clawback59
2.13	Sharing of Payments by Lenders61
Article III	TAXES, YIELD PROTECTION AND ILLEGALITY62
3.01	Taxes62
3.02	Illegality66
3.03	Inability to Determine Rates67
3.04	Increased Costs; Reserves on Eurodollar Rate Loans68
3.05	Compensation for Losses70
3.06	Mitigation Obligations; Replacement of Lenders70

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(continued)

Page

Article IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS71
4.01	Conditions of Initial Credit Extension71
4.02	Conditions to all Credit Extensions74
Article V	REPRESENTATIONS AND WARRANTIES75
5.01	Existence, Qualification and Power75
5.02	Authorization; No Contravention75
5.03	Governmental Authorization; Other Consents76
5.04	Binding Effect76
5.05	Financial Statements; No Material Adverse Effect76
5.06	Litigation77
5.07	No Default77
5.08	Ownership of Property; Liens; Investments77
5.09	Environmental Compliance77
5.10	Insurance77
5.11	Taxes78
5.12	ERISA Compliance78
5.13	Subsidiaries; Equity Interests79
5.14	Margin Regulations; Investment Company Act79
5.15	Disclosure79
5.16	Compliance with Laws80
5.17	Solvency80
5.18	Casualty, Etc80
5.19	Collateral Matters80
5.20	Foreign Assets Control Regulations, Etc80
5.21	Update of Schedules80
5.22	Anti-Corruption Laws81
Article VI	AFFIRMATIVE COVENANTS81
6.01	Financial Statements81
6.02	Certificates; Other Information82
6.03	Notices85

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(continued)

Page

6.04	Payment of Obligations86
6.05	Preservation of Existence, Etc86
6.06	Maintenance of Properties86
6.07	Maintenance of Insurance87
6.08	Compliance with Laws87
6.09	Books and Records87
6.10	Inspection Rights87
6.11	Use of Proceeds87
6.12	Compliance with Environmental Laws87
6.13	Further Assurances88
6.14	Compliance with Terms of Leaseholds88
6.15	Lien Searches88
6.16	Material Contracts88
6.17	Anti-Corruption Laws89
Article VII	NEGATIVE COVENANTS89
7.01	Liens89
7.02	Indebtedness90
7.03	Investments92
7.04	Fundamental Changes94
7.05	Dispositions94
7.06	Restricted Payments94
7.07	Change in Nature of Business94
7.08	Transactions with Affiliates95
7.09	Negative Pledge with respect Certain Equity Interests95
7.10	Use of Proceeds95
7.11	Financial Covenants95
7.12	Amendments of Organization Documents or TEML Management Agreement97
7.13	Accounting Changes97
7.14	Prepayments, Etc97

-iii-

(continued)

Page

7.15	Container Management System97
7.16	Lease Obligations97
7.17	Amendment, Etc97
7.18	OFAC97
7.19	Sanctions98
7.20	Anti-Corruption Laws98
Article VIII	EVENTS OF DEFAULT AND REMEDIES98
8.01	Events of Default98
8.02	Remedies upon Event of Default101
8.03	Application of Funds101
Article IX	ADMINISTRATIVE AGENT102
9.01	Appointment and Authority102
9.02	Rights as a Lender103
9.03	Exculpatory Provisions103
9.04	Reliance by Administrative Agent104
9.05	Delegation of Duties104
9.06	Resignation of Administrative Agent105
9.07	Non-Reliance on Administrative Agent and Other Lenders106
9.08	No Other Duties, Etc106
9.09	Administrative Agent May File Proofs of Claim106
9.10	Collateral Matters107
9.11	ERISA Representations110
Article X	CONTINUING GUARANTY111
10.01	Guaranty111
10.02	Rights of Lenders111
10.03	Certain Waivers112
10.04	Obligations Independent112
10.05	Subrogation112
10.06	Termination; Reinstatement112
10.07	Subordination113

-iv-

(continued)

Page

10.08	Stay of Acceleration113
10.09	Condition of Borrower113
Article XI	MISCELLANEOUS113
11.01	Amendments, Etc113
11.02	Notices; Effectiveness; Electronic Communication115
11.03	No Waiver; Cumulative Remedies117
11.04	Expenses; Indemnity; Damage Waiver117
11.05	Payments Set Aside120
11.06	Successors and Assigns120
11.07	Treatment of Certain Information; Confidentiality125
11.08	Right of Setoff126
11.09	Interest Rate Limitation126
11.10	Counterparts; Integration; Effectiveness126
11.11	Survival of Representations and Warranties127
11.12	Severability127
11.13	Replacement of Lenders127
11.14	Governing Law; Jurisdiction; Etc128
11.15	Waiver of Jury Trial129
11.16	No Advisory or Fiduciary Responsibility129
11.17	Electronic Execution of Assignments130
11.18	USA PATRIOT Act130
11.19	Time of the Essence130
11.20	Judgment Currency130
11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions131
11.22	Appointment of Borrower132
11.23	Amendment and Restatement of Existing Credit Agreement132

-v-

SCHEDULES

2.01Commitments and Applicable Percentages

5.03Certain Authorizations

5.05Existing Indebtedness

5.06Litigation

5.08(b)Existing Liens

5.08(c)Existing Investments (in excess of $1,000,000)

5.09Environmental Matters

5.13Subsidiaries of Loan Parties; Equity Interests in the Borrower; Other Equity Investments

7.08Affiliate Transactions

11.02Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

AForm of Loan Notice

BForm of Security Agreement

CForm of Note

DForm of Compliance Certificate

E-1Form of Assignment and Assumption

E-2Form of Administrative Questionnaire

FOpinion Matters

GForm of Borrowing Base Certificate

HDepreciation Policy

IForm of Pledge Agreement

J-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
J-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement” or “Agreement”) is entered into as of September 26, 2018, among TEXTAINER LIMITED, an exempted company with limited liability incorporated under the laws of Bermuda (the “Borrower”), TEXTAINER GROUP HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of Bermuda (the “Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer.

The Borrower, Guarantor, the Lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto entered into that certain Credit Agreement, dated as of September 24, 2012 (as amended, restated, amended and restated, extended, or otherwise modified from time to time, the “Existing Credit Agreement”), pursuant to which the Lenders party thereto made loans and other extensions of credit to the Borrower. The Borrower has requested certain modifications to the terms of the Existing Credit Agreement and the Administrative Agent and Lenders have agreed to the requested modifications and to continue to make loans and other extensions of credit to the Borrower, all on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that, as of the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein and the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Defined Terms.

  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABN Revolving Credit Facility” means that certain the Revolving Credit Agreement, dated as of July 23, 2015, among the Borrower, as borrower, the Guarantor, as guarantor, the lenders party thereto and ABN AMRO Capital USA LLC, as administrative agent.

“Act” has the meaning set forth in Section 11.18.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, amended and restated, extended or otherwise modified and supplemented in accordance with the terms hereof.

“Applicable Advance Rate” means the following percentages during the corresponding time periods set forth opposite such percentages:

Period	Applicable Advance Rate
Closing Date through September 30, 2018	83.75%
October 1, 2018 through December 31, 2018	83.50%
January 1, 2019 through March 31, 2019	83.25%
April 1, 2019 through Maturity Date	83.00%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio of the Guarantor as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio of Guarantor	Commitment Fee	Eurodollar Rate & Letters of Credit	Base Rate
1	˂ 2.50:1	0.200%	1.25%	.75%
2	˃ 2.50:1 but ˂ 3.25:1	0.250%	1.50%	1.00%
3	˃ 3.25:1	0.300%	1.75%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio of the Guarantor shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date through the date on which the first Compliance Certificate is delivered pursuant to Section 6.02(b) shall be not less than the rates set forth for Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Third Party Manager” means (i) Trifleet Leasing (The Netherlands) B.V., with a registered office at Buiten Walevest 15, 3311 AD Dordecht, The Netherlands, and (ii) any other Person that (A) is engaged in the business of container leasing, (B) is not (and is not affiliated with) a Sanctioned Person and (C) has executed and delivered an acknowledgment, in form and substance reasonably acceptable to the Administrative Agent, of Borrower’s collateral assignment of the management agreement pursuant to which such Person manages Marine Containers on behalf of Borrower. “Approved Third Party Manager” shall not include TEML.

“Arranger” means Wells Fargo Bank, National Association, in its capacity as lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Guarantor and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Guarantor and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) the Eurodollar Rate plus 1%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower EBIT” means for the Borrower for any Measurement Period, the sum of (a) Borrower Net Income for such Measurement Period, (b) income tax expense of the Borrower (without giving effect to any of its Subsidiaries) for such Measurement Period, (c) Borrower Interest Expense for such Measurement Period, and (d) rental expense of the Borrower (without giving effect to any of its Subsidiaries) during such Measurement Period relating to any lease of Marine Containers or transportation equipment under which the Borrower is lessee.

“Borrower EBITDA” means for the Borrower for any Measurement Period, the sum of (a) Borrower EBIT for the most recently completed Measurement Period, plus (b) to the extent deducted in calculating such Borrower EBIT (without duplication) depreciation and amortization expense.

“Borrower Interest Expense” means for Borrower for any Measurement Period, the aggregate amount of the interest expense during such Measurement Period in respect of Indebtedness of Borrower, as determined in accordance with GAAP, without giving effect to any of its Subsidiaries; provided, however, that interest expense payments made by the Borrower during such Measurement Period under any guaranties of Indebtedness of its Subsidiaries shall be included in the calculation of the Borrower Interest Expense to the extent not otherwise included in Borrower Interest Expense.  For purposes of determining the amount of interest expense paid in connection with Indebtedness described in (i) clause (c) of the definition thereof, net cash costs (or gains) under such Indebtedness (including amortization of fees) shall be included in the foregoing calculation, and (ii) clause (f) of the definition thereof, the interest component of payments on such Indebtedness paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such Measurement Period shall be included in the foregoing calculation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Net Income” means for Borrower for any Measurement Period, the net income (or loss) of Borrower, without giving effect to any of its Subsidiaries, for such Measurement Period; provided, however, that (i) subject to Section 7.03(c)(iii), Borrower Net Income shall include dividends paid by any Subsidiary if and to the extent that such dividends are actually paid in cash to the Borrower during such Measurement Period, and (ii) Borrower Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, and (b) any unrealized adjustments, whether positive or negative, to such net income (or loss) arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board with respect to any interest rate hedge arrangement entered into by such Person for non-speculative purposes in order to mitigate interest rate exposure.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, as at any date of determination, an amount equal to:

(a)	the Applicable Advance Rate multiplied by the sum of the Net Book Values on such date of all Eligible Marine Containers, minus

(b)	the Applicable Advance Rate multiplied by the aggregate amount on such date of unpaid Vendor Debt incurred with respect to Eligible Marine Containers that is permitted pursuant to Section 7.02, plus
(c)

the Applicable Advance Rate multiplied by the Vendor Debt described in clause (b) above that will be repaid with the proceeds of a Loan within five (5) Business Days of the funding date for such Loan, plus

(d)

the Applicable Advance Rate multiplied by the least of (x) the sum of the Net Book Values on such date of all Eligible Trading Marine Containers, (y) an amount equal to the product of (i) fifteen percent (15%) and (ii) the sum of the Net Book Values on such date of all Eligible Marine Containers and (z) Twenty-Five Million Dollars ($25,000,000), minus

(e)

the Applicable Advance Rate multiplied by the aggregate amount on such date of unpaid Vendor Debt (for the avoidance of doubt, not to exceed Twenty-Five Million Dollars ($25,000,000)) incurred with respect to Eligible Trading Marine Containers that is permitted pursuant to Section 7.02, plus

(f)	the Applicable Advance Rate multiplied by the Vendor Debt described in clause (e) above that will be repaid with the proceeds of a Loan within five (5) Business Days of the funding date for such Loan;

provided, however, that (i) the total amount of Vendor Debt added to the Borrowing Base pursuant to clauses (c) and (f) above shall not at any time exceed Thirty Million Dollars ($30,000,000) in the aggregate and (ii) the total aggregate Net Book Values of Eligible Marine Containers and Eligible Trading Marine Containers, in each case, which are subject to management by an Approved Third Party Manager, included in the Borrowing Base pursuant to clauses (a) and (d) above shall not at any time exceed Seventy Five Million Dollars ($75,000,000) (provided that (A) no Marine Containers managed by an Approved Third Party Manager shall be included in the Borrowing Base if a “manager default” (or similar event) has occurred and has continued for ninety (90) days with respect to such Approved Third Party Manager under the agreement pursuant to which such Approved Third Party Manager manages Marine Containers on behalf of Borrower; and (B) the foregoing ninety (90) day cure period shall not apply if an Event of Default has occurred and is then continuing, in each case, unless the Required Lenders have approved a back-up manager or back-up management arrangement, with respect to such Marine Containers).

“Borrowing Base Certificate” means a certificate with appropriate insertions setting forth the components of the Borrowing Base as of the last day of the month for which such certificate is submitted, or as of a requested Loan funding date or applicable Collateral release date, as the case may be, which certificate shall be substantially in the form of Exhibit G and shall be certified by an Authorized Signatory of Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate

Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g). “Cash Collateral” shall have the correlative meaning.

“Cash Equivalents” means, in the case of Borrower, any of the following which are free and clear of all Liens (other than Liens created under the Collateral Documents and customary Liens in favor of financial institutions holding such assets) and, in the case of Guarantor, any of the following:

(a)

readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)

time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or is organized under the laws of Canada, any province thereof or is the principal banking subsidiary of a bank holding company organized under the laws of Canada or any province thereof, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)

commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America or any province of Canada and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)

Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty Event” means any of the following events with respect to any Marine Container: (a) the actual total loss or compromised total loss thereof, (b) such Marine Container shall become lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (c) the seizure thereof for a period exceeding sixty (60) days or the condemnation or confiscation thereof or (d) if such Marine Container is subject to a Lease, such Marine Container shall be deemed under its Lease to have suffered a casualty loss as to the entire Marine Container.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events after the date hereof by which:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)

during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)

any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty percent (30%) or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property in which a Lien is purported to be granted under the terms of the Collateral Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, any Intercreditor Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13.

“Committed Indebtedness Agreement” has the meaning specified in Section 7.11(f).

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Competitor” means any Person engaged and competing with either the Borrower or the Manager in the container leasing business; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor unless such Person or any of its Affiliates are directly and actively engaged in the operation of a container leasing business.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Debt” means for any Person, on a consolidated basis, as of any date of determination, the total amount of the Indebtedness of such Person and its Subsidiaries described in clauses (a) through (g) and clause (i) of the definition thereof; provided that, with respect to clause (c) of the definition thereof, any Swap Contracts entered into by such Person or

Subsidiary to hedge interest rate risk and which are not entered into for speculative purposes shall not be included in the calculation of Consolidated Funded Debt.

“Consolidated Intangible Assets” means for any Person, on a consolidated basis, as of any date of determination, all of the assets of such Person and its Subsidiaries that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, the unamortized purchase price of acquired servicing or management rights and capitalized research and development costs.

“Consolidated Leverage Ratio” means for any Person, as of any date of determination, the ratio of (a) Consolidated Funded Debt of such Person to (b) Consolidated Tangible Net Worth of such Person on such date; provided that the Consolidated Funded Debt and the Consolidated Tangible Net Worth attributable to any Subsidiary of such Person shall be included in such calculation only to the extent of such Person’s direct or indirect percentage ownership of such Subsidiary’s Equity Interests.

“Consolidated Net Worth” means, for any Person, on a consolidated basis, as of any date of determination, the consolidated shareholders’ equity of such Person and its Subsidiaries as of that date determined in accordance with GAAP; provided that Consolidated Net Worth shall exclude any unrealized adjustments, whether positive or negative, arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board.

“Consolidated Tangible Assets” means, for any Person, as of any date of determination, the difference between (i) the Consolidated Total Assets of such Person and (ii) the Consolidated Intangible Assets of such Person.

“Consolidated Tangible Net Worth” means, for any Person, as of any date of determination, the difference between the Consolidated Net Worth of such Person and the Consolidated Intangible Assets of such Person.

“Consolidated Total Assets” means for any Person, on a consolidated basis, as of any date of determination, all assets of such Person and its Subsidiaries on such date; provided, however, that Consolidated Total Assets shall exclude any unrealized adjustments, whether positive or negative, to the value of any asset consisting of an interest rate hedge arrangement, arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board, if such interest rate hedge arrangement was entered into by such Person or Subsidiary for non-speculative purposes in order to mitigate interest rate exposure.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Companies Act 1981 of Bermuda and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Marine Container” means any Marine Container (including those subject to a Finance Lease, but excluding Trading Marine Containers) which is owned by the Borrower and either (i) in which the Administrative Agent has a first priority perfected security interest or (ii) in which the Administrative Agent has a perfected security interest and which is subject to a Lien securing the Vendor Debt associated with such Marine Container; provided, however, that (A) no Marine Container which has been the subject of a Casualty Event shall be an Eligible Marine Container, (B) no Marine Container which has previously been classified as an Eligible Trading Marine Container shall be an Eligible Marine Container and (C) no Marine Container which is leased or subleased to a Sanctioned Person or a Sanctioned Entity (other than by the United States government, or pursuant to a license issued by the appropriate authority) shall be an Eligible Marine Container.

“Eligible Trading Marine Container” means any Trading Marine Container (a) which is owned by the Borrower and in which the Administrative Agent has a first priority perfected security interest (or which shall, immediately following purchase thereof with the proceeds of a Borrowing, be owned by the Borrower and in which the Administrative Agent shall have a first priority perfected security interest), and (b) that has been included in the calculation of the  Borrowing Base for no longer than six (6) months; provided, however, that (A) no Marine Container which has been the subject of a Casualty Event shall be an Eligible Trading Marine Container and (B) no Trading Marine Container which is leased or subleased to a Sanctioned Person or a Sanctioned Entity (other than by the United States government, or pursuant to a license issued by the appropriate authority) shall be an Eligible Trading Marine Container.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under

Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means,

(a)	for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b)	for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means the rate per annum equal to (i) LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination; and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 24, 2012, as amended, among the Borrower, TGH, as guarantor, the lenders party thereto, Wells Fargo Bank, National Association, as agent, and the other parties from time to time party thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof; any applicable intergovernmental agreement entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”  means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means a fee letter agreement among the Borrower, the Administrative Agent and any other parties thereto.

“Finance Lease” means any Lease of a Marine Container that (i) provides the lessee with the right to purchase for nominal value such Marine Container at the expiration of the term of such Lease or (ii) otherwise satisfies the criteria for classification as a direct financing lease pursuant to GAAP.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fixed Charge Coverage Ratio” means, for the Guarantor and its Subsidiaries during any Measurement Period, the ratio of (a) Guarantor EBITDA for such Measurement Period minus (i) any gains on Dispositions of Marine Containers in such Measurement Period to the extent included in Guarantor EBITDA, plus (ii) any losses on Dispositions of Marine Containers in such Measurement Period to the extent included in Guarantor EBITDA, plus (iii) 100% of the actual GAAP impairment charges with respect to Marine Containers included in Guarantor EBITDA and incurred during such Measurement Period, plus (iv) cash receipts in respect of Finance Leases in excess of earnings recognized in Guarantor EBITDA for such Measurement Period in respect of such Finance Leases, to (b) the sum of (i) Guarantor Interest Expense payable in cash in such Measurement Period, (ii) the aggregate amount of federal, state, local and foreign income taxes payable in cash by Guarantor and its Subsidiaries during such Measurement Period, (iii) all Required Principal Payments in respect of Indebtedness paid or due and payable by Guarantor and its Subsidiaries during such Measurement Period, and (iv) rental expense of the Guarantor and its Subsidiaries during such Measurement Period to the extent included in Guarantor EBITDA relating to any lease of Marine Containers or transportation equipment under which the Guarantor or any Subsidiary thereof is lessee.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto.

“Guarantor EBIT” means for Guarantor for any Measurement Period, the sum of (a) Guarantor Net Income for such Measurement Period, (b) income tax expense of Guarantor and its Subsidiaries for such Measurement Period, (c) Guarantor Interest Expense for such Measurement

Period, and (d) rental expense of Guarantor and its Subsidiaries for such Measurement Period relating to any lease of Marine Containers or transportation equipment under which such Person or Subsidiary is lessee.

“Guarantor EBITDA” means for Guarantor for any Measurement Period, the sum of (a) Guarantor EBIT for the most recently completed Measurement Period, plus (b) to the extent deducted in calculating such Guarantor EBIT (without duplication) depreciation and amortization expense.

“Guarantor Interest Expense” means for Guarantor, on a consolidated basis, as calculated for any Measurement Period, the aggregate amount of the interest expense during such Measurement Period in respect of Indebtedness of Guarantor and its Subsidiaries, as determined in accordance with GAAP.  For purposes of determining the amount of interest expense paid in connection with Indebtedness described in (i) clause (c) of the definition thereof, net cash costs (or gains) under such Indebtedness (including amortization of fees) shall be included in the foregoing calculation, and (ii) clause (f) of the definition thereof, the interest component of payments on such Indebtedness paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such Measurement Period shall be included in the foregoing calculation.

“Guarantor Net Income” means for Guarantor, on a consolidated basis, as calculated for any Measurement Period, the net income (or loss) of Guarantor and its Subsidiaries for such Measurement Period; provided, however, that Guarantor Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, and (b) any unrealized adjustments, whether positive or negative, to such net income (or loss) arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board with respect to any interest rate hedge arrangement entered into by such Person for non-speculative purposes in order to mitigate interest rate exposure.

“Guaranty” means the Guaranty made by the Guarantor under Article X in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards (as published by the International Accounting Standards Board).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)	net obligations of such Person under any Swap Contract;
(d)

all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and Vendor Debt in the ordinary course of business and, in each case, not past due based on the terms that were applicable to such trade account payable or Vendor Debt when such trade account payable or Vendor Debt was created);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)

(i) the capitalized amount of any Capitalized Lease and (ii) the capitalized amount of the remaining payments under any Synthetic Lease, in each case, that would appear on the balance sheet of such Person prepared at such time in accordance with GAAP;

(g)

all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)	all Guarantees of such Person in respect of any of the foregoing; and
(i)

any of the foregoing of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercreditor Agreement” means each Intercreditor Agreement between the Administrative Agent, the Borrower and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Coverage Ratio” means for the Borrower for any Measurement Period, the ratio of (A) Borrower EBITDA for such Measurement Period to (B) the sum of (1) Borrower Interest

Expense for such Measurement Period, and (2) rental expense of the Borrower, without giving effect to any of its Subsidiaries, during such Measurement Period relating to any lease of Marine Containers or transportation equipment under which the Borrower is lessee.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Inventory” means all goods (as defined in the UCC) of Borrower held for sale, lease or rental consisting of intermodal containers, trailers, Marine Containers, and other container related transportation goods.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower, or the Borrower in favor of the L/C Issuer, relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit by the L/C Issuer resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Borrowing, in each case, pursuant to Section 2.03(c).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts minus the amount by which any Letters of Credit have been Cash Collateralized.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means each and every item of chattel paper, installment sales agreement, lease or rental agreement (including progress payment authorizations) to the extent relating to a Marine Container owned by Borrower, and includes, with respect to the foregoing, (a) all payments to be made thereunder, (b) all rights of Borrower therein, and (c) any and all amendments, renewals, extensions or guaranties thereof.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to Twenty Five Million Dollars ($25,000,000).  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR” has the meaning specified in the definition of Eurodollar Base Rate.

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with then-prevailing market practice (or, if the Administrative Agent, in consultation with the Borrower, determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that, for purposes of clarification, none of the TEML Management Agreement, a Segregated Management Agreement, or any agreement pursuant to which an Approved Third Party Manager manages assets of any Person shall be deemed to constitute a Lien on the assets thereunder subject to management.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” collectively, (a) this Agreement (including the Guaranty), (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter and (e) each Issuer Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and the Guarantor.

“Manager” means TEML, in its capacity as Manager under the TEML Management Agreement.

“Marine Container” means any dry cargo, refrigerated, open top, flat rack, tank, high cube or other type of marine container which is held for lease or rental or sale, including those used as land-based storage containers (including without limitation any Trading Marine Container).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Guarantor, the Borrower or their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, with respect to any Loan Party, any Subsidiary of such Loan Party (other than a Receivables Subsidiary) that owns assets in excess of ten percent (10%) of the book value of the total assets of TGH and its Subsidiaries.

“Maturity Date” means September 26, 2023.

“Measurement Period” means, at any date of determination for any Person, the most recently completed four fiscal quarters of such Person.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Book Value” means, as of any date of determination with respect to (a) a Marine Container (other than a Trading Marine Container) that is not subject to a Finance Lease, an amount equal to the Original Equipment Cost of such Marine Container, less any accumulated depreciation and any write-down as of such date of determination, calculated utilizing the Borrower’s depreciation policy as set forth on Exhibit H or such other depreciation policy or assumptions as may result in a lower net book value at all times over the remaining life of a Marine Container, (b)

a Marine Container (other than a Trading Marine Container) that is subject to a Finance Lease, the then net investment value in such Finance Lease, as determined in accordance with GAAP, and (c) a Trading Marine Container, the lower of the purchase price therefor and the fair market value thereof.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any (i) Loan, (ii) Letter of Credit and (iii) Swap Contract entered into by the Borrower with any Lender (or Affiliate thereof) to hedge interest rate risk with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower, the Guarantor or any of its Subsidiaries, in accordance with the customary practice of operators of container fleets or similar businesses, and undertaken by the Borrower, the Guarantor or any of its Subsidiaries, in good faith and not for purposes of evading any covenant or restriction in any Loan Document, including, without limitation, any transfer of Receivables Program Assets from Borrower to any Receivables Subsidiary that is permitted pursuant to Section 7.05(c) or Disposition of Trading Marine Containers permitted pursuant to Section 7.05(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Equipment Cost” means, with respect to each Marine Container, an amount equal to the sum of (i) the vendor’s or manufacturer’s invoice price of such Marine Container, and (ii) all reasonable and customary inspection, transport, and initial positioning costs necessary to put such Marine Container in service.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate unpaid principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, including any such plan that is a multiple employer or other plan described in Section 4064(a) of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.03(i).

“Permitted Capitalized Lease” means lease documentation (not substantially similar to this Agreement) evidencing one or more sales by Borrower of a Segregated Collateral Pool to a third party lender, coupled with a lease back by Borrower of such Segregated Collateral Pool; subject to satisfaction of the following conditions:

(a)The Net Book Value of the Segregated Collateral Pool(s) subject to such transactions equals no more than $180 million in the aggregate for all such transactions;

(b)The gross cash proceeds received by Borrower in each such transaction shall equal at least 80% of such Net Book Value;

(c)The proceeds of such transactions are applied (i) to pay fees and expenses associated with such transaction and (ii) to repay the Obligations;

(d)The maturity of each such Permitted Capitalized Lease shall be after the Maturity Date;

(e)The Borrower shall have provided the Administrative Agent with copies of the documentation governing such Permitted Capitalized Lease, together with reports as to the Net Book Value and borrowing base characteristics of the related Segregated Collateral Pool; and

(f)no Default or Event of Default shall have occurred and be continuing, and the Borrower shall have demonstrated pro forma compliance (by Borrower and Guarantor) with all covenants contained in Section 7.11 after giving effect to such transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower (or, in the case of any such Plan that is a Pension Plan, maintained for employees of any ERISA Affiliate), or (ii) any such Plan to which the Borrower (or, in the case of any such Plan that is a Pension Plan, to which an ERISA Affiliate), is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of September 26, 2018, executed by the Guarantor, substantially in the form of Exhibit I, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms of the Loan Documents.

“Pro Rata” means, with respect to the Lenders, in accordance with their respective aggregate Loans and risk participations in Letters of Credit outstanding at any given time, or if no Loans or Letters of Credit are outstanding, in accordance with their respective shares of the Aggregate Commitments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Receivables Transaction” means any transaction, or series of transactions, that may be entered into by the Borrower or any Seller pursuant to which the Borrower or any Seller may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Borrower or any other Seller) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

(a)

no portion of the indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary (i) is guaranteed by the Borrower, the Guarantor or other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower, the Guarantor or any other Seller in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower, the Guarantor or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(b)

none of the Borrower, the Guarantor or any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Seller than those that might be obtained at the time from Persons that are not affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; provided that a sale of Marine Containers at net book value shall be deemed to comply with this paragraph (b);

(c)

any such sale, conveyance or transfer to a Receivables Subsidiary or other Person of Receivables Program Assets shall be in exchange for consideration not less than the sum of (x) with respect to any Inventory, the sum of the net book value of such Inventory, plus (y) with respect to any other assets constituting Receivables Program Assets, the fair market value thereof; and

(d)

none of the Borrower, the Guarantor and any other Seller has any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or cause such entity to achieve certain levels of operating results.

“Receivables” means all rights of the Borrower or any Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Seller as accounts receivable.

“Receivables Document” means each (x) receivables purchase agreement, pooling and servicing agreement, credit agreement, agreement to acquire undivided interests or any other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower, another Seller and/or a Receivables Subsidiary, and (y) other instrument, agreement or document entered into by the Borrower, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the items referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.  Each of the following (as amended, restated, supplemented or modified from time to time) shall be a Receivables Document: (i) the Container Sale Agreement, dated as of May 1, 2012, between the Borrower and TMCLII, (ii) the Contribution and Sale Agreement, dated as of May 17, 2017, between the Borrower and TMCLV, (iii) the Contribution and Sale Agreement, dated as of February 15, 2018, between the Borrower and TMCLVI, and (iv) the Contribution and Sale Agreement, dated as of August 6, 2018, between the Borrower and TMCLVII.

“Receivables Program Assets” means (a) all Inventory and Receivables which are purported to be transferred by the Borrower, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents, (b) all Receivables Related Assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

“Receivables Related Assets” means (i) any rights arising under the documentation governing or relating to Inventory or Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Inventory or Receivables and any lockboxes or accounts in which such proceeds are deposited,

(iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents and (v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving goods (as defined in the UCC) and Receivables.

“Receivables Subsidiary” means a Special Purpose Vehicle that is a Subsidiary of the Borrower created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction.  Each of TMCLII, TMCLV, TMCLVI, TMCLVII and TWC shall be deemed a Receivables Subsidiary.

“Receivables Subsidiary Indenture” means (i) TMCLII Indenture, the TMCLV Indenture, the TMCLVI Indenture, and the TMCLVII Indenture, and (ii) the equivalent of the documents described in the foregoing clause (i) with respect to any other Receivables Subsidiary (other than TAP Funding and TWC).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation.

“Register” has the meaning specified in Section 11.06(c).

“Related Documents” means (i) each Receivables Subsidiary Indenture and each “Related Document” (as defined in such Receivables Subsidiary Indenture), and (ii) the equivalent of the documents described in the foregoing clause (i) governing any Qualified Receivables Transaction.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more unaffiliated Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, two or more Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Principal Payments” means, with respect to the Guarantor and its Subsidiaries for any Measurement Period, all required payments of principal paid or due and payable during such period (whether scheduled or unscheduled, including without limitation required cash flow sweeps) in respect of Indebtedness relating to (i) the borrowing of money or obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables in the ordinary course of business and Vendor Debt), (iii) Capitalized Leases or Synthetic Leases, (iv) reimbursement obligations under  letters of credit, and (v) Indebtedness of the types listed above guaranteed by the Guarantor or one or more of its Subsidiaries (to the extent paid or payable by the Borrower, Guarantor or a Subsidiary in such period, as applicable); provided, however, that (x) “Required Principal Payments” shall not include (A) voluntary principal payments, (B) mandatory payments made solely to reduce outstandings to maintain borrowing base compliance, or (C) mandatory principal payments paid under revolving credit facilities or revolving warehouse credit facilities if, pursuant to the terms of the relevant facility, borrowing capacity is blocked at such time, but can be regained automatically without lender consent or waiver and without further additional restriction through subsequent satisfactory performance, and (y) in the case of a mandatory payment under a revolving credit facility or revolving warehouse credit facility that fails to meet the requirements for exclusion in foregoing clause (x)(C), such mandatory payment may thereafter be retroactively exempted from calculations of Required Principal Payments if and to the extent that relevant borrowing capacity is reinstated through a waiver or amendment by the applicable lenders.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, director, secretary (or, with respect to the Guarantor, any assistant secretary) or treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof; provided, however, that with respect to the Borrower, any loan made by the Borrower to the Guarantor the proceeds of which will be used by the Guarantor either (a) to pay dividends to the shareholders of the Guarantor or (b) in connection with a Permitted Acquisition, shall also be subject to the limitations contained in Section 7.03(h)).

“Revised Committed Indebtedness Term” has the meaning specified in Section 7.11(f).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback Containers” means containers acquired by the Borrower from a lessee in a sale leaseback transaction whereby, simultaneously with such acquisition, such lessee leases the relevant containers from the Borrower.

“Sanction(s)” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury or (e) any other sanctions authority with authority over a Loan Party.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by or (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means any Person that is: (a) named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, (b) listed on OFAC’s Consolidated Non-SDN List; or (c) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, (i) the Administrative Agent, (ii) the Lenders, (iii) the L/C Issuer and (iv) any counterparty to a Swap Contract entered into by the Borrower with any Lender (or Affiliate thereof) to hedge interest rate risk with respect to the Loans.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of September 26, 2018, executed by the Borrower, substantially in the form of Exhibit B, as such agreement may be amended, modified and supplemented in accordance with the terms of the Loan Documents.

“Segregated Collateral Pool” means (i) one or more groups of Marine Containers, designated by Borrower, and (ii) solely to the extent arising out of or relating to the Marine Containers in such group or groups, (a) all accounts (as defined in the UCC), (b) all chattel paper (as defined in the UCC), and all Leases and all schedules, supplements, amendments, modifications, renewals, extensions and all guaranties and other credit support with respect to the foregoing and all rentals, payments and monies due and to become due in respect of the foregoing, and all rights to terminate or compel performance thereof, (c) all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by chattel paper, documents or instruments), arising out of or in any way related to the Marine Containers, in or under which Borrower may now or hereafter have any right, title or interest, and any related agreements, security interests or UCC or other financing statements and, with respect to an account, any agreement relating to the terms of payment or the terms of performance thereof, (d) all documents (as defined in the UCC), (e) all general intangibles (as defined in the UCC), (f) all instruments (as defined in the UCC), (g) all inventory (as defined in the UCC), (h) all supporting obligations (as defined in the UCC), (i) all equipment (as defined in the UCC), (j) all letter of credit rights (as defined in the UCC) and (k) all commercial tort claims (as defined in the UCC).

“Segregated Collateral Pool Debt” means Indebtedness of the Borrower (a) governed by documentation substantially similar to the Credit Agreement and (b) secured by one or more Segregated Collateral Pools. Any Permitted Capitalized Lease shall be deemed to constitute Segregated Collateral Pool Debt.

“Segregated Management Agreement” means any and all written agreements which the Borrower and TEML may enter into from time to time under which TEML shall have a right to hold, manage, lease or rent property included in a Segregated Collateral Pool.

“Seller” means the Borrower and any Subsidiary or other affiliate of the Borrower (other than a Receivables Subsidiary) which is a party to a Receivables Document.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means a trust, partnership or other special purpose entity established by the Borrower and/or its Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means the representations, warranties, covenants and indemnities of the Borrower or any Subsidiary that are reasonably customary in a securitization or sale of receivables transaction.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” or “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TAP Funding” means TAP Funding LTD., an exempted company limited by shares incorporated under the laws of Bermuda, and its successors and assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TEML” means Textainer Equipment Management Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TEML Management Agreement” means the Amended and Restated Equipment Management Services Agreement, dated as of November 1, 2002, between TEML and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time. The term “TEML Management Agreement” shall also be deemed to include any and all other written agreements which Borrower and TEML may enter into from time to time under which TEML has a right to hold, manage, lease or rent property (including without limitation Marine Containers) of Borrower.

“TGH” means Textainer Group Holdings Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLII” means Textainer Marine Containers II Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLII Indenture” means the Indenture, dated as of May 1, 2012, between TMCLII and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

“TMCLV” means Textainer Marine Containers V Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLV Indenture” means the Indenture, dated as of May 17, 2017, between TMCLII and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

“TMCLVI” means Textainer Marine Containers VI Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLVI Indenture” means the Standard Terms To Loan Agreement Supplements for Textainer Marine Containers VI Limited, dated as of February 15, 2018, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

“TMCLVII” means Textainer Marine Containers VII Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLVII Indenture” means the Indenture, dated as of August 6, 2018, between TMCLVII and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading Marine Container” means a Marine Container acquired (or to be acquired with the proceeds of a Borrowing) by the Borrower for purpose of the future sale thereof to a third party, and which is not subject to a Lease.

“TWC” means TW Container Leasing, Ltd., a company with limited liability organized under the laws of Bermuda, and its successors and assigns.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Union Bank Term Loan Facility” means that certain Term Loan Agreement, dated as of April 30, 2014, among the Borrower, as borrower, the Guarantor, as guarantor, the lenders party thereto and Union Bank, N.A., as administrative agent.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Vendor Debt” means all vendor debt and trade payables of Borrower in connection with the acquisition by the Borrower of a Marine Container (including a Marine Container subject to a Finance Lease).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Withholding Agent” means the Borrower, any Loan Party, and the Administrative Agent or any agent of the Borrower, any Loan Party, and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Other Interpretive Provisions.

1.01  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Accounting Terms.

1.02  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared (unless otherwise specified herein) in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS, if applicable) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower or the Guarantor and its respective Subsidiaries or to the determination of any amount for the Borrower or the Guarantor and its respective Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower or the Guarantor is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

Rounding.

1.03  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Times of Day.

1.04  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Letter of Credit Amounts.

1.05  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Currency Equivalents Generally.

1.06  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Article II

THE COMMITMENTS AND CREDIT EXTENSIONS

Loans.

1.07  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment and (y) such Lender’s Pro Rata share of the Borrowing Base; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed the lesser of (x) such Lender’s Commitment and (y) such Lender’s Pro Rata share of the Borrowing Base.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are Unreimbursed Amounts outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect with respect to Loans.

(f)Notwithstanding anything in this Section 2.02 to the contrary, the Borrower may not select the Eurodollar Rate for the initial Credit Extension unless such Credit Extension is made at least three (3) Business Days after the date hereof.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, (y) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed the lesser of (1) such Lender’s Commitment and (2) such Lender’s Pro Rata share of the Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)The L/C Issuer shall not issue any Letter of Credit, if:

(A)the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice or Borrowing Base

Certificate).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice or a Borrowing Base Certificate).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this Section 2.03(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Sections 2.03(e)(i) through (viii); provided, however, that anything in such Sections to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under (x) any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, (y) the practice stated in the ISP or UCP, as applicable, or (z) the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and

Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Acknowledgment of Multiple L/C Issuers.

1.08  Each of the parties to this Agreement acknowledges that one or more L/C Issuers may issue or amend Letters of Credit as set forth in this Article II and each reference to L/C Issuer herein shall refer to the applicable L/C Issuer with respect to the Letters of Credit issued by such L/C Issuer and, as the context may require, all L/C Issuers.

2.05Prepayments.

(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. For clarification, such notice of prepayment may be in any such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

(b)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c)If for any reason the Total Outstandings at any time exceed the Borrowing Base as evidenced by the Borrowing Base Certificate most recently received by the Administrative Agent, Borrower shall immediately prepay the outstanding principal amount of the Loans in an amount equal to such excess. Any mandatory prepayment of the Loans made pursuant to this Section 2.05(c) shall be applied: first, to accrued and unpaid fees; second, to accrued and unpaid interest; and third, to the unpaid principal balance of such Loans.

Termination or Reduction of Commitments.

1.09  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or the Letter of Credit Sublimit, or from time to time permanently reduce the Aggregate Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, or (B) the Letter of Credit Sublimit if,

after giving effect thereto, the Outstanding Amount of L/C Obligations that are not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

Repayment of Loans.

1.10  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.08Interest.

(a)Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in Sections 2.08(b)(i) and (ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Fees.

  In addition to certain fees described in Section 2.03:

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)Other Fees.  (i)  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)

The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Guarantor or for any other reason, the Guarantor or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Guarantor as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher (or lower) pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to (or receive a refund from) the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or Borrower, as applicable) (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Guarantor under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess (or deficiency) of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, however, that no Lender or the L/C Issuer shall be required to refund to the Borrower any amount under this sentence with respect to any Interest Period if the Borrower shall request a refund of such amount 180 days or more after the end of such Interest Period.  This Section 2.10(b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a

Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source; Lending Office.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner. Each Lender may make any Credit Extension to the Borrower through any of such Lender’s branches or lending offices, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Unreimbursed Amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

Sharing of Payments by Lenders.

1.11  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY

Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Borrower and the Guarantor.  Without limiting the provisions of Section 3.01(a), the Borrower and the Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.  (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by or on behalf of a Recipient, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii).

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 3.01(c)(ii).

(d)Evidence of Payments.  Upon request by the Borrower, the Guarantor or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, the Guarantor or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower and the Guarantor shall each deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower and the Guarantor, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, the Guarantor or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed originals of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the

Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)For purposes of determining withholding taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent and the Borrower to treat) the Loans hereunder as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a credit or refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or the Guarantor, as the case may be or with respect to which the Borrower or the Guarantor, as the case may be has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower or the Guarantor, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Guarantor, as the case may be, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or the Guarantor, as the case may be, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower or the Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the applicable indemnifying party be required to pay any amount to the indemnified party pursuant to this Section 3.01(f) the payment of which would place the indemnifying party in a less favorable net after-Tax position than such indemnifying party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.01(f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, the Guarantor or any other Person.

Illegality.

1.12  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such

Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Inability to Determine Rates.

1.13

(a)Temporary Unavailability. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)Successor LIBOR Rate.

(i)If at any time the Administrative Agent determines in consultation with the Borrower (which determination shall be conclusive absent manifest or demonstrable error) that (A) the circumstances set forth in Section 3.03(a)(i) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (C) a rate other than LIBOR has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Administrative Agent may, in consultation with the Borrower, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace LIBOR for purposes of this Credit Agreement (such rate, the “LIBOR Successor Rate”).

(ii)The Administrative Agent and the Borrower shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace LIBOR with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto.  Notwithstanding anything to the contrary in Section 11.01, any such amendment entered into by the Administrative Agent and the Borrower shall become effective upon receipt of consent by Required Lenders.

(iii)If the Administrative Agent determines in consultation with the Borrower (which determination shall be conclusive absent manifest or demonstrable error) that the circumstances under Section 3.03(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Administrative Agent shall promptly notify the Borrower and the Lenders of such determination, which notice shall be given in writing, and (B) until such time as a LIBOR Successor Rate has been selected and this Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes, (1) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (2) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective, (3) if any Loan Notice requests a Borrowing as a Eurodollar Rate Loan, such Borrowing shall be made as a Base Rate Loan, and (4) the Base Rate shall be determined without reference to the Eurodollar Rate component thereof.

(iv)The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States.  Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity (other than a change solely in such policy)), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions (i) suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) if such Lender or L/C Issuer has not required other similarly situated borrowers or obligors to pay comparable amounts with respect to such increased costs or reductions.

(e)Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Compensation for Losses.

1.14  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

(c)Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Conditions of Initial Credit Extension.

  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)executed counterparts of the Security Agreement, duly executed by the Borrower, together with:

(A)copies of (1) Uniform Commercial Code financing statement amendments in proper form for filing with the office of the District of Columbia Recorder of Deeds and the California Secretary of State and (2) the relevant form(s) as applicable for filing with the Registrar of Companies of Bermuda in proper form for filing with the Registrar of Companies of Bermuda, each covering the Collateral described in the Security Agreement,

(B)results of lien searches for filings in the jurisdictions referred to in Section 4.01(a)(iii)(A) that name the Borrower as debtor, and

(C)evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)the Pledge Agreement, duly executed by Guarantor, together with the original share certificates evidencing all of the shares of the Borrower owned by the Guarantor, and corresponding share transfer forms duly executed in blank;

(v)certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly incorporated and in good standing in Bermuda, including without limitation certificates of compliance issued by the Registrar of Companies of Bermuda for each Loan Party, dated a date close to the date of this Agreement, stating that each Loan Party is duly incorporated and in good standing under the Companies Act 1981 of Bermuda;

(vii)favorable opinions of (1) Reed Smith LLP, counsel to the Loan Parties, (2) Conyers Dill & Pearman Limited, special Bermuda counsel to the Loan Parties, and (3) appropriate local counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)a certificate signed by a Responsible Officer of the Borrower and the Guarantor certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x)a duly completed Compliance Certificate as of the last day of the respective fiscal quarters of the Borrower and the Guarantor ended on June 30, 2018, signed by Responsible Officers of the Borrower and the Guarantor;

(xi)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained, is in effect and contains endorsements naming the Administrative Agent, on behalf of the Lenders, as a joint assured and/or co-loss payee, as the case may be, under such insurance;

(xii)evidence that all filings, recordations and searches necessary or desirable to perfect the Lien on any property granted to or held by the Administrative Agent under any Loan Document shall have been completed, and that all related filing and recording fees and taxes shall have been duly paid;

(xiii)a Borrowing Base Certificate duly certified by a Responsible Officer of the Borrower relating to the initial Credit Extension;

(xiv)evidence that the ABN Revolving Credit Facility and Union Bank Term Loan Facility have been, or concurrently with such Credit Extension are being terminated, all amounts owing by the Borrower under the ABN Revolving Credit Facility and Union Bank Term Loan Facility shall have been, or concurrently with such Credit Extension are being, repaid, and all Liens securing obligations under the ABN Revolving Credit Facility and Union Bank Term Loan Facility have been, or concurrently with such Credit Extension are being, released or assigned; and

(xv)such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b)(i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)The Administrative Agent shall have completed a due diligence investigation of the Guarantor, the Borrower and their respective Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Guarantor, the Borrower and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing persons and businesses as they shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, the annual (or other audited) financial statements of the Guarantor, the Borrower and their respective Subsidiaries for the fiscal years ended 2015, 2016 and 2017, interim financial statements of the Guarantor, the Borrower and their respective Subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Administrative Agent’s due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date); and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Guarantor, the Borrower or their respective Subsidiaries or the transactions contemplated hereby after June 30, 2018 that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and nothing shall have come to the attention of the Administrative Agent or the Lenders to lead them to believe that the transactions contemplated hereby will have a Material Adverse Effect.

(e)No action, suit, investigation or proceeding is pending or, to the knowledge of the Guarantor or the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(f)All interest and fees accrued under the Existing Credit Agreement through the Closing Date shall have been paid in full by the Borrower, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(g)To the extent that the Borrower or Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to each Lender that so requests, a Beneficial Ownership Certification.

(h)No Default or Event of Default shall have occurred and be continuing under the Existing Credit Agreement immediately before the Closing Date or under this Agreement immediately after the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, including the Pledge Agreement and the Security Agreement.

Conditions to all Credit Extensions.

1.15  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)The Borrowing Base exceeds the Total Outstandings at such time, after giving effect to such Credit Extension, and the Borrower shall have delivered to the Administrative Agent a duly completed and executed Borrowing Base Certificate demonstrating the same.

(e)The Borrower and the Guarantor shall be in compliance with the financial covenants set forth in Section 7.11.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES

Each Loan Party, for itself and, where applicable, its Subsidiaries, represents and warrants, to the Administrative Agent, the L/C Issuer and the Lenders that:

Existence, Qualification and Power.

1.16  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Authorization; No Contravention.

1.17  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, the violation of which could be reasonably expected to result in a Material Adverse Effect.

Governmental Authorization; Other Consents.

1.18  Each approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, (c) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, has been satisfied or obtained, except for the authorizations, approvals, actions, notices and filings set forth on Schedule 5.03.

Binding Effect.

1.19  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Persons set forth therein and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Persons set forth therein and their respective Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated June 30, 2018, and the related consolidated and consolidating statements of income or operations and consolidated statements of shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the each of Borrower, Guarantor, and their respective Subsidiaries as of the Closing Date, including liabilities for taxes, material commitments and Indebtedness.

(d)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Litigation.

1.20  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Loan Party or any of its Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as of the date hereof, except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

No Default.

1.21  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens; Investments.

(a)Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

(b)Schedule 5.08(b) sets forth a complete and accurate (as of the date hereof) list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries.  The property of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)Schedule 5.08(c) sets forth a complete and accurate list of each Investment held by any Loan Party on the date hereof which is in excess (individually) of $1,000,000, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

Environmental Compliance.

1.22  Except as specifically disclosed in Schedule 5.09, to the Loan Parties’ knowledge, there exist no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Insurance.

1.23  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party or the applicable Subsidiary operates (provided that the possession by lessees of property owned by the Borrower or any of its Subsidiaries in any locality shall not be deemed to constitute the engagement in business or owning of property by the Borrower or such Subsidiary in such locality).

Taxes.

1.24  Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or its respective Subsidiaries that would, if made, have a Material Adverse Effect.  No Loan Party is party to any tax sharing agreement (and a “check-the-box” tax election shall not be deemed to constitute a “tax sharing agreement”).

5.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i)  No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than, on the Closing Date, those listed on Schedule 5.12(d).

(e)The Loan Parties represent and warrant that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by

Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Subsidiaries; Equity Interests.

1.25  No Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Guarantor in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the date hereof. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.14Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)Neither the Borrower nor the Guarantor is, nor or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Disclosure.

1.26  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, in each case that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Compliance with Laws.

1.27  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Solvency.

  Each Loan Party is Solvent.

Casualty, Etc.

1.28  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Collateral Matters.

1.29  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Foreign Assets Control Regulations, Etc.

1.30  No Loan Party or Subsidiary thereof nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative of such Loan Party or its Subsidiaries, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) located, organized, residing or operating in any Designated Jurisdiction, or (iii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other applicable sanctions authority in a jurisdiction where any Loan Party employs or contracts personnel and conducts material operations.

Update of Schedules.

1.31  Any Schedule referenced in Article V may be periodically updated by any Loan Party as often as is necessary to insure the continued accuracy of such Schedule, by such Loan Party providing to the Administrative Agent, in writing or via electronic means, a revised version of such Schedule in accordance with the provisions of Section 11.02.  Each such updated Schedule shall be effective immediately upon the receipt thereof by the Administrative Agent.

Anti-Corruption Laws.

  Each Loan Party has conducted its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Article VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Borrower and the Guarantor shall:

Financial Statements.

  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within 120 days after the end of each fiscal year of each Receivables Subsidiary (other than TAP Funding and TWC), the Borrower, TEML and the Guarantor (commencing with the fiscal year ended December 31, 2018), a consolidated and, with respect to the Guarantor and the Borrower, consolidating balance sheet of such Person and its Subsidiaries as at the end of such fiscal year, the related consolidated and, with respect to the Guarantor and the Borrower, consolidating statements of income or operations for such fiscal year, and the related consolidated changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the Borrower’s required annual financial statements shall be as set forth in Section 6.01(d); and

(b)as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of each of the Borrower and the Guarantor (commencing with the fiscal year ended December 31, 2018), a consolidated and, with respect to the Guarantor and the Borrower, consolidating balance sheet of such Person and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and, with respect to the Guarantor and the Borrower, consolidating statements of income or operations for such fiscal quarter, and the related consolidated changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Person and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)within 45 days after the end of the third fiscal quarter of the 2018 fiscal year, a consolidated and, with respect to the Borrower and Guarantor, consolidating balance sheet of such Person and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and, with respect to the Borrower and Guarantor, consolidating statements of income or operations for such fiscal quarter, and the related consolidated changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, unaudited and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Person and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d)as soon as available, but in any event within 120 days after the end of each fiscal year, a stand-alone balance sheet of the Borrower as at the end of such fiscal year, the related statements of income or operations of the Borrower on a stand-alone basis for such fiscal year, and the related changes in shareholders’ equity, and cash flows of the Borrower on a stand-alone basis for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, unaudited and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(e)as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a stand-alone unaudited balance sheet of the Borrower as at the end of such fiscal quarter, the related statements of income or operations for such fiscal quarter, and the related changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Certificates; Other Information.

  In the case of the Borrower, deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2018), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)a Borrowing Base Certificate duly executed by a Responsible Officer of Borrower, with appropriate insertions, (i) not later than thirty (30) days following the end of each calendar month, dated as of the last day of such month (unless any certificate required by (ii) or (iii) below has already been delivered to the Administrative Agent for such calendar month or as of a later date), (ii) in connection with each Loan Notice, dated as of the requested Loan funding date (but delivered to the Administrative Agent on the date Borrower delivers the Loan Notice to the Administrative Agent pursuant to Section 2.02(a)), and (iii) in connection with each release of Collateral which is permitted under Section 9.10(a), dated as of the applicable date of release (but delivered to the Administrative Agent at least one (1) Business Day prior to such date);

(f)upon Administrative Agent’s request, or, if the sum of the Net Book Values of all Marine Containers owned by the Borrower exceeds Thirty Million Dollars ($30,000,000), within thirty (30) days after the end of each quarter of each fiscal year of Borrower, a summary setting forth (i) the number and type of Marine Containers then owned by Borrower and included in the Collateral, (ii) their aggregate net book value, and (iii) their aggregate original cost (or, upon the Administrative Agent’s request, a detailed report as of the end of such month, setting forth with respect to each unit of Marine Container then owned by Borrower its (1) serial or other identifying number, (2) in-service date, (3) net book value (including totals thereof), and (4) original cost (including totals thereof));

(g)upon the Administrative Agent’s request, as soon as practicable, and in any event not later than thirty (30) days after the end of each fiscal quarter, a Responsible Officer of the Guarantor, relating to all inventory and fleets managed by TEML, dated as of the end of the quarter, setting forth: (i) a breakout of inventory by type, (ii) utilization by inventory type, (iii) average per diem rates by inventory type, and (iv) a list of the ten (10) largest (in terms of cost equivalent unit on hire) customers of the TEML fleet, with detailed accounts receivable aging reports (listing receivables of 30, 60, 90, and over 90 days duration) for each and a summarized aging report for all other customers giving the same aging information, in each case, in form and substance satisfactory to, and with such additional information as may be from time to time reasonably requested by, the Required Lenders;

(h)promptly following receipt thereof, copies of (i) each Borrowing Base Report (as defined in any Receivables Indenture or Related Document) and container report, and (ii) such other information and reports provided under any Receivables Indenture or Related Document that may be requested by the Administrative Agent or any Lender with respect to any other Receivables Subsidiary (other than TAP Funding and TWC);

(i)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture,

loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other provision of this Section 6.02;

(j)as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(k)promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party, which, if pursued through a determination adverse to such Loan Party, could reasonably be expected to have a Material Adverse Effect;

(l)at least 15 days prior to the commencement of each fiscal year of each of the Borrower and the Guarantor, a reasonably detailed consolidated budget for each such Person (and, in the case of the Borrower, a stand-alone budget for the Borrower for such fiscal year) for such fiscal year (including a projected consolidated (or stand-alone, as applicable) balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter during such fiscal year and setting forth the assumptions used for purposes of preparing each such budget) and, promptly when available and from time to time, any significant revisions of each such budget (including, without limitation, any amounts to be paid to any pension plan), which need not be prepared in accordance with GAAP, but which, in any event, shall be in a form acceptable to the Administrative Agent; and

(m)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, including information and documentation reasonably requested for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which made available on EDGAR following filing with the SEC; provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public  Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Notices.

  Promptly notify the Administrative Agent:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter consisting of (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of (x) any Early Amortization Event or Event of Default (as each such term is defined in a Receivables Subsidiary Indenture) or (y) the equivalent of the events described in clause (x) with respect to any other Receivables Subsidiary (other than TWC);

(c)of the occurrence of any ERISA Event;

(d)of any material change in accounting policies or financial reporting practices by the Borrower, including any determination by the Guarantor referred to in Section 2.10(b); and

(e)following publication of a long-term debt rating of the Guarantor, of any notification from either Moody’s or S&P that such rating has (x) been placed on watch for a possible downgrade or (y) been downgraded.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Payment of Obligations.

1.32  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted under the Loan Documents; and (c) all Indebtedness, as and when due and payable, but subject to any applicable terms of subordination.

Preservation of Existence, Etc.

1.33  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Maintenance of Properties.

1.34  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Maintenance of Insurance.

1.35  Maintain, to the extent commercially practicable, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ (or 10 days’, in the case of cancellation for nonpayment of premium) prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Compliance with Laws.

1.36  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Books and Records.

1.37  Maintain (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of such Loan Party; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party.

Inspection Rights.

1.38  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at the expense of the Borrower and at all at such reasonable times (but no more frequently than twice per year) during normal business hours, upon reasonable advance notice to the Borrower; provided that, so long as no Default is continuing, the Borrower and the Guarantor shall, notwithstanding any other provision of this Agreement, only be required to reimburse the Administrative Agent for costs and expenses incurred in connection with one such inspection per year; provided, further, that when a Default or an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time (without limitation regarding frequency) during normal business hours and without advance notice.

Use of Proceeds.

1.39  Use the proceeds of the Credit Extensions (i) to refinance existing indebtedness of the Borrower (including without limitation all amounts owing under the Existing Credit Agreement, ABN Revolving Credit Facility, and Union Bank Term Loan Facility), (ii) for working capital, capital expenditures and other corporate purposes of the Borrower which are not in contravention of any Law or of any Loan Document, (iii) for the issuance of Letters of Credit and/or (iv) to make Investments in Subsidiaries.

Compliance with Environmental Laws.

1.40  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and permits; obtain and renew all permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action ordered by any Governmental Authority as necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Further Assurances.

1.41  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i)

carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests (excluding (i) in the case of the Borrower, any Equity Interests in any Receivables Subsidiary and any property not related to the Marine Containers owned by Borrower and (ii) in the case of the Guarantor, any property other than Equity Interests in the Borrower) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Compliance with Terms of Leaseholds.

1.42  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Lien Searches.

1.43  Promptly following receipt by the Loan Parties of the acknowledgment copy of any financing statement filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed lien search results listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor.

Material Contracts.

1.44  Materially perform and observe all the terms and provisions of its Contractual Obligations and maintain its material rights and obligations thereunder, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Anti-Corruption Laws.

  Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations, and maintain policies and procedures designed to promote and achieve compliance with such laws.

Article VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither the Borrower nor the Guarantor shall, nor shall they, if so indicated, permit their respective Subsidiaries to:

Liens.

  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)(i) Liens existing on the date hereof and listed on Schedule 5.08(b) and (ii) Liens securing Indebtedness permitted under Section 7.02(b)(ii) (provided that the scope of the collateral securing such Indebtedness is not expanded);

(c)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)Liens on Receivables Program Assets incurred in connection with Qualified Receivables Transactions;

(j)Liens securing Indebtedness permitted under Section 7.02(e) (provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition);

(k)Liens securing Indebtedness permitted under (i) Section 7.02(g), (h) or (k), (ii) Section 7.02(j), in the case of this clause (ii) solely to the extent that such Liens are not spread to any additional assets;

(l)Liens, on Segregated Collateral Pools, securing the Segregated Collateral Pool Debt;

(m)rights under Leases, held by (i) any lessee or sublessee thereunder or (ii) any owner (other than any Loan Party) of a Marine Container subject thereto;

(n)bankers’ Liens, rights of setoff and other similar Liens existing on property on deposit in one or more accounts maintained by such Loan Party; and

(o)Liens arising from or related to precautionary UCC or like personal property financing statements filed in connection with leases entered into in the Ordinary Course of Business.

Indebtedness.

1.45  Create, incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries to do so, except (subject to the proviso at the end of this Section 7.02):

(a)Indebtedness under the Loan Documents;

(b)(i) Indebtedness listed on Schedule 5.05 and (ii) any refinancings, renewals, refundings or replacements thereof; provided, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)Guarantees of (x) the Borrower in respect of Indebtedness not otherwise prohibited hereunder of any of its Subsidiaries, or (y) the Guarantor in respect of Indebtedness not otherwise prohibited hereunder of any of its Subsidiaries;

(d)obligations (contingent or otherwise) of the Borrower, the Guarantor or any of their respective Subsidiaries existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person or Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than by way of setoff);

(e)Vendor Debt incurred in connection with the acquisition by the Borrower of Marine Containers; provided that (A) such Vendor Debt represents the purchase price of Marine Containers, (B) the amount of such Vendor Debt does not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith, such as repositioning costs) of the applicable Marine Containers and (C) such Vendor Debt is not overdue in accordance with the payment terms thereof; and

(f)for the Guarantor, unsecured Indebtedness (either directly or through the issuance by the Guarantor of a Guarantee with respect to Indebtedness of the Borrower) such that, before and after giving effect to the incurrence of such additional Indebtedness (when considered with all other outstanding Indebtedness of the Guarantor permitted or incurred hereunder), no Default shall occur;

(g)for TEML, Indebtedness in the maximum aggregate principal amount not to exceed Two Million Dollars ($2,000,000);

(h)Indebtedness incurred by any Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(i)Indebtedness of such Person incurred as a result of an Investment in such Person not prohibited under Section 7.03;

(j)Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Loan Party pursuant to a Permitted Acquisition, but only to the extent that such Indebtedness shall have been in existence at the time such Permitted Acquisition was consummated and either (i) was not incurred in connection with, as a result of, or in contemplation of, such Permitted Acquisition or (ii) was incurred to refinance or replace Indebtedness of the type referred to in clause (i); provided that with respect to Indebtedness incurred pursuant to clause (ii), (A) such Indebtedness shall have terms relating to principal amount, amortization, collateral (if any), subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Indebtedness referred to in clause (i), (B) such Indebtedness shall have a maturity no shorter than the maturity of the Indebtedness referred to in clause (i), (C) the interest rate applicable to such Indebtedness shall not exceed the then applicable market interest rate, and (D) such Indebtedness shall not become Indebtedness of any Loan Party;

(k)for the Borrower or any of its Subsidiaries, Indebtedness (other than Guarantees by Borrower of Indebtedness of Guarantor) in an aggregate principal amount such that, before and after giving effect to the incurrence of such additional Indebtedness (when considered with all other outstanding Indebtedness of the Borrower permitted or incurred hereunder), no Default shall occur; and

(l)Indebtedness in connection with a Permitted Capitalized Lease;

provided, however, that, notwithstanding the foregoing, Indebtedness otherwise permitted pursuant to the foregoing paragraphs of this Section 7.02 shall not be permitted if the incurrence thereof, when considered with all other outstanding Indebtedness of any Loan Party (or any Subsidiary thereof) permitted or incurred under this Agreement, would cause a violation of any financial covenant set forth in Section 7.11.

Investments.

  Make or hold any Investments, except:

(a)Investments in the form of Cash Equivalents;

(b)advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)Investments by the Borrower in Subsidiaries; provided, however, that (i) the aggregate amount of Investments permitted under this Section 7.03(c) in Receivables Subsidiaries during any twelve month period shall not exceed the greater of (A) $20 million and (B) the total dividend payments actually received by the Borrower from all Receivables Subsidiaries (other than TAP Funding and TWC) in such period, (ii) if any Investment in any Receivables Subsidiary (1) is used to cure an “early amortization event” with respect to such Subsidiary or similar event, (2) is made while any event of default has occurred under any contract or agreement to which such Receivables Subsidiary is a party, or (3) is made while any early amortization event has occurred or any other event or condition has occurred under any contract or agreement to which such Receivables Subsidiary is a party that gives rise to a restriction on such Receivables Subsidiary’s right to declare or make payment of cash dividends or other cash distributions, then (x) the aggregate amount of Investments by Borrower in Receivables Subsidiaries shall not exceed in the aggregate during any such twelve month period the lesser of (A) $20 million and (B) the total dividend payments actually received by the Borrower from all Receivables Subsidiaries (other than TAP Funding and TWC) in such period and (y) any such Investment otherwise permitted under this Section 7.03(c) in a Receivables Subsidiary shall be limited to two such Investments in such Receivables Subsidiary during such twelve month period, and (iii) the foregoing clauses (i) and (ii) shall not apply to a contribution of property by the Borrower to a Receivables Subsidiary, to the extent that the Administrative Agent has received prior written notice from the Borrower that such a contribution of property is being contemplated by the Borrower and: (A) such property (1) consists of funds received by the Borrower as a contribution from Guarantor substantially simultaneously with, or in contemplation of, such contribution by the Borrower to such Receivables Subsidiary, and (2) is used by such Receivables Subsidiary to repay its Indebtedness; or (B) such contribution is made in connection with the issuance of a Qualified Receivables Transaction (provided that, to the extent that any such property was received by the Borrower in a distribution from another Receivables Subsidiary substantially simultaneously with, or in contemplation of, such contribution, such property (x) shall not be added to Borrower Net Income for the purpose of calculating Borrower EBIT and (y) shall not be included as dividends received by the Borrower for purposes of foregoing clause (i)(B) or (ii)(B));

(d)Investments by the Borrower in TWC in an amount not to exceed Forty Million Dollars ($40,000,000);

(e)Investments by the Guarantor in either the Borrower or TEML; provided that, both before and after each such Investment, no Default shall have occurred;

(f)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)Guarantees permitted by Section 7.02;

(h)any Investment consisting of a loan by the Borrower to the Guarantor, the proceeds of which will be used by the Guarantor solely for the payment of dividends to holders of its Equity Interests or for the purpose of providing funds for Permitted Acquisitions; provided that the aggregate amount of such Investments made in any fiscal year, when added to the amount of Restricted Payments made by Borrower in compliance with Section 7.06 during such fiscal year, shall not exceed the amount of such Restricted Payments permitted to be made in such fiscal year pursuant to Section 7.06;

(i)Investments consisting of the purchase or other acquisition of capital stock or other securities or assets of another Person in the same line of business as the Borrower; provided that (i) no Default exists or would result from such acquisition, (ii) any Person acquired pursuant to this Section 7.03(i) shall become a wholly owned Subsidiary of a Loan Party, (iii) such acquisition shall be on arm’s length terms, (iv) such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and the requisite stockholders or other equityholders of such Person, (v) after giving effect to such acquisition, the Borrower and the Guarantor shall be in pro forma compliance with the financial covenants set forth in Section 7.11, (vi) the Borrower has notified the Administrative Agent and the Lenders of such proposed acquisition, and shall have furnished to the Administrative Agent and the Lenders (at least five Business Days prior to the consummation of such acquisition) a Compliance Certificate, historical financial information, and projections demonstrating compliance with the financial covenants set forth in Section 7.11 for the  four fiscal quarters following consummation of such acquisition (a “Permitted Acquisition”);

(j)Investments by a Loan Party in a Subsidiary acquired in connection with (or to effect) a Permitted Acquisition;

(k)Investments listed on Schedule 5.08(c); and

(l)other Investments by the Borrower made in the Ordinary Course of Business.

Fundamental Changes.

1.46  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, except, so long as no Default exists or would result therefrom, (i) mergers or consolidations of Subsidiaries of the Loan Parties in connection with Permitted Acquisitions, and (ii) any merger of any Person with any Loan Party; provided that such Loan Party is the continuing or surviving Person.

Dispositions.

1.47  Dispose of (whether in one transaction or in a series of transactions) all, or substantially, all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or enter into any agreement to do so, except:

(a)Leases of Marine Containers entered into in the Ordinary Course of Business;

(b)Dispositions of inventory (including Marine Containers) in the Ordinary Course of Business, so long as, both before and after giving effect to each such Disposition, the Borrowing Base exceeds the Total Outstandings at such time;

(c)Sales, transfers and conveyances of Receivables Program Assets in connection with any Qualified Receivables Transaction so long as (i) no Default exists or would exist as a result of such sale, conveyance or transfer and (ii) Borrower has delivered a completed Borrowing Base Certificate to the Administrative Agent demonstrating that, after giving effect to such sale, transfer and conveyance, the Borrowing Base exceeds the Total Outstandings;

(d)So long as no Default exists or would exist as a result of such sale, conveyance or transfer, Dispositions of Trading Marine Containers in the Ordinary Course of Business; and

(e)Dispositions in connection with a Permitted Capitalized Lease;

provided, however, that any Disposition (other than (i) to a Person that is an Affiliate of any Loan Party or any of its Subsidiaries, or (ii) in connection with a Permitted Capitalized Lease) shall be for the fair market value of the asset(s) Disposed.

Restricted Payments.

  Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if, after giving effect to such Restricted Payment, (i) a Default would exist or (ii) in the case of the Borrower, the amount of such Restricted Payment made in any four consecutive fiscal quarters, when aggregated with the amounts of all other such Restricted Payments made by Borrower in such four consecutive fiscal quarters, would exceed seventy-five percent (75%) of Borrower Net Income for the immediately preceding four fiscal quarters.

Change in Nature of Business.

1.49  Engage in any material line of business substantially different from those lines of business conducted by it on the date hereof or any business substantially related or incidental thereto, or any business engaged in by container lessors generally.

Transactions with Affiliates.

1.50  Enter into any transaction of any kind with any Affiliate of such Loan Party, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions otherwise not prohibited under this Article VII or (c) as described on Schedule 7.08.

Negative Pledge with respect Certain Equity Interests.

1.51   In the case of Borrower sell, pledge, transfer or otherwise encumber the Equity Interests owned by the Borrower in any Receivables Subsidiary or other Subsidiary of the Borrower, including without limitation the Equity Interests in any Subsidiary acquired by the Borrower in a Permitted Acquisition.

Use of Proceeds.

1.52  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Financial Covenants.

1.53

(a)Maximum Consolidated Leverage Ratio of Guarantor.  In the case of the Guarantor, permit the Consolidated Leverage Ratio of the Guarantor to exceed 3.5 to 1.

(b)Fixed Charge Coverage Ratio.  In the case of the Guarantor, permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter ending on or after June 30, 2018 to be less than 1.2 to 1.

(c)Maximum Consolidated Leverage Ratio of Borrower.  In the case of the Borrower, permit the Consolidated Leverage Ratio of the Borrower to exceed 3.5 to 1.

(d)Minimum Interest Coverage of Borrower.  In the case of the Borrower, permit the Interest Coverage Ratio at the end of each respective Measurement Period to be less than the ratio set forth below opposite each such Measurement Period:

Measurement Period Ending	Minimum Interest Coverage Ratio:
June 30, 2018	2.50 to 1
September 30, 2018	2.75 to 1
December 31, 2018	2.75 to 1
March 31, 2019	3.0 to 1
June 30, 2019	3.0 to 1
September 30, 2019 and each fiscal quarter through the Maturity Date	4.0 to 1

(e)Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth of the Guarantor at any time to be less than $972,000,000 plus, 50% of positive quarterly Guarantor Net Income following June 30, 2018, with no deduction for any period in which there is a net loss.

(f)Revised Financial Terms.  If the Borrower has entered into or shall enter into or be a party to any agreement governing committed Indebtedness for borrowed money, including all such instruments or agreements in existence as of the Closing Date and all such instruments or agreements entered into after the Closing Date (each, a “Committed Indebtedness Agreement”), and any such Committed Indebtedness Agreement at any time includes advance rate criteria, financial covenants, other negative covenants or events of default which, in any case, are more restrictive on the Borrower or any other Loan Party than the advance rate criteria contained in the definition of “Applicable Advance Rate” set forth in Section 1.01, the financial covenants and other negative covenants set forth in Article VII or the Events of Default set forth in Article VIII, or such Committed Indebtedness Agreement subsequently loosens or further restricts any such advance rate criteria, financial covenants, other negative covenants or events of default, as applicable (each such loosened or further restricted financial covenants, other negative covenants or events of default, as applicable, a “Revised Committed Indebtedness Term”), then the Borrower shall give written notice thereof to the Administrative Agent not later than thirty (30) days following the date of execution of such Committed Indebtedness Agreement, Revised Committed Indebtedness Term, or amendment or termination thereof, as the case may be.  Effective on the date of execution, amendment, modification or termination of such Committed Indebtedness Agreement or Revised Committed Indebtedness Term, as the case may be, the applicable provisions of Section 1.01, Article VII and/or Article VIII shall automatically be deemed to be amended to include such Revised Committed Indebtedness Term; provided that in no event shall the level of any such Revised Committed Indebtedness Term be less restrictive on such Loan Party than the corresponding advance rate criteria, financial covenant, other negative covenant or event of default, as applicable, in Section 1.01, Article VII and/or Article VIII in effect on the Closing Date.  The Borrower further covenants to promptly make available to the Administrative Agent such documentation or other information as may be reasonably requested by the Administrative Agent with respect to any Revised Committed Indebtedness Term in order to determine the Borrower’s compliance with this Section 7.11(f) and to execute and deliver at its expense each and every amendment to this Agreement in form and substance satisfactory to the Administrative Agent evidencing the amendment of this Agreement to include, modify or exclude, as the case may be, the effect of such Revised Committed Indebtedness Term, provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Notwithstanding the foregoing, this Section 7.11(f) shall not apply with respect to advance rates applicable to the Permitted Capitalized Lease.

Amendments of Organization Documents or TEML Management Agreement.

  Amend any of its Organization Documents or the TEML Management Agreement in a way that could cause a Material Adverse Effect.

Accounting Changes.

  Subject to Section 1.03, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

Prepayments, Etc. of Indebtedness.

1.54  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness with a stated maturity later than the Maturity Date, except (a) the prepayment of Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments, prepayments or redemptions of Indebtedness set forth in Schedule 5.05, and (c) repayments and prepayments of the Segregated Collateral Pool Debt; provided that voluntary prepayments under subsection (c) above will only be permitted if at the time of such prepayment, no Default exists or would exist as a result of such prepayment.

Container Management System.

1.55  Create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person, any Lien on the container management system (or similar software package and/or computer system designed to manage and track the Marine Containers under management by the Manager) used by the Manager in the ordinary course of its business.  Each Loan Party shall promptly take, or cause to be taken, such actions as may be necessary to discharge any such Lien.

Lease Obligations.

1.56  Enter into any arrangement, directly or indirectly, whereby such Loan Party or any of their respective Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Loan Party or any of their respective Subsidiaries intends to use for substantially the same purpose as the property being sold or transferred, other than any Capitalized Lease or Synthetic Lease.

Amendment, Etc. of Related Documents and Indebtedness.

1.57  (a) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (b) amend, modify, or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, (c) waive any default under or any breach of any term or condition of any Related Document, (d) take any other action in connection with any Related Document or (e) add additional events of default to any such Related Document, in the case of each of the foregoing clauses (a) through (e), in such a manner as would result in a Material Adverse Effect.

OFAC.

(a)Lease, sublease or sell, or consent to the lease, sublease or sale of, a Marine Container owned by such Loan Party to a person or jurisdiction prohibited to such Loan Party under applicable law.

(b)If any Loan Party obtains knowledge that a Marine Container then included in the most recent calculation of the Borrowing Base submitted to the Administrative Agent hereunder is leased or subleased to a Sanctioned Person or a Sanctioned Entity (other than by the United States government, or pursuant to a license issued by the appropriate authority), then such Loan Party shall, within five (5) Business Days after obtaining knowledge thereof, remove such Marine Container from the calculation of the Borrowing Base for so long as such condition continues.  No Trading Marine Container included in the Borrowing Base will be sold to a Sanctioned Person or a Sanctioned Entity.

Sanctions.

  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to such Loan Party’s knowledge, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

Anti-Corruption Laws.

  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

Events of Default.

  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, or Article VII, or the Borrower fails to perform or observe any term, covenant or agreement contained in Sections 2, 5.7, 5.11 or 5.16 of the Security Agreement; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document shall be incorrect or misleading when made or deemed made; or

(e)Cross-Default.  (i) Any Loan Party or any Material Subsidiary of a Loan Party (other than a Receivables Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary thereof as a result thereof is greater than $5,000,000; (iii) any Receivables Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee  having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B)

fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control with respect to the Guarantor; or

(l)Ownership of Equity Interests. The occurrence of any of the following: (i) the Guarantor shall cease, directly, to own and control legally and beneficially all of the Equity Interests in the Borrower, (ii) the Guarantor shall cease, directly, to own and control legally and beneficially all of the Equity Interests in TEML, or (iii) the Borrower shall cease, directly, to own and control legally and beneficially all of the Equity Interests in each Receivables Subsidiary (other than TAP Funding and TWC); or

(m)Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 (other than Liens securing Indebtedness permitted under Section 7.02(j)) on the Collateral purported to be covered thereby; or

(n)any bankruptcy or insolvency proceeding shall have been filed by or against any customer  of the Borrower, Guarantor or any Subsidiary that is lessee of either (i) 3% or more of the Net Book Value of Marine Containers relied upon in order to cause the Borrowing Base to equal or exceed Total Outstandings or (ii) (other than in the case of Hanjin Shipping Co., Ltd. and its Affiliates) 3% or more of the Consolidated Total Assets of the Guarantor, and the Borrower and Guarantor shall not have agreed to additional amendments satisfactory to the Administrative Agent and Required Lenders within thirty (30) days following the commencement of such proceeding.

Remedies upon Event of Default.

  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.

(a)After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer arising under the Loan Documents) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations under Swap Contracts, ratably among the Lenders, the L/C Issuer and Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b)Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX

ADMINISTRATIVE AGENT

9.01Appointment and Authority.

(a)Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Rights as a Lender.

1.58  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Exculpatory Provisions.

1.59  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii)  in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Reliance by Administrative Agent.

1.60  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent,

statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties.

1.61  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor from among the other Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer.  If Wells Fargo resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo  with respect to such Letters of Credit.

Non-Reliance on Administrative Agent and Other Lenders.

1.62  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Other Duties, Etc.

  Anything herein to the contrary notwithstanding, neither the Book Manager nor Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Administrative Agent May File Proofs of Claim.

  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10Collateral Matters.

(a)The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)to release any Lien on any Collateral (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is Dispose of or to be Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)to subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by Section 7.01(i).

(b)(i) In the event of any Disposition of Collateral permitted pursuant to Section 7.05(c) or (d), the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as the Borrower shall have submitted to the Administrative Agent a Borrowing Base Report demonstrating that, after giving pro forma effect to any such requested release of Collateral, the Total Outstandings shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release.

(ii)In the event of the granting of Liens on Collateral consisting of a Segregated Collateral Pool to secure the Segregated Collateral Pool Debt (other than a Permitted Capitalized Lease), the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as (w) such requests for release may be made no more frequently than quarterly (and with respect to releases relating solely to Sale Leaseback Containers, no more frequently than monthly), (x) such Liens are granted in connection with establishing Segregated Collateral Pool Debt, or are necessary to maintain compliance with the borrowing base provisions of such Segregated Collateral Pool Debt, or the Borrower wishes to dispose of assets then included in such Segregated Collateral Pool, (y) the Borrower shall have submitted to the Administrative Agent a Borrowing Base Report demonstrating that, immediately prior to and after giving pro forma effect to any such requested release of Collateral, the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, and (z) except in the case of any release of Sale Leaseback Containers acquired after June 19, 2015, the Borrower shall have submitted to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, showing that after giving effect to such release of Collateral (as compared to the Collateral included in the Borrowing Base Certificate as of December 31, 2016), (A) the Weighted Average age of the Eligible Marine Containers shall not exceed six and one-half (6.5) years, (B) the Weighted Average long term lease remaining tenor shall not have decreased by more than nine months, (C) the Weighted Average long term lease composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers) shall not have decreased by more than five percentage points, (D) no individual customer’s concentration percentage shall have increased by more than five percentage points, measured by net book value, and (E) off-hire containers composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers, measured by net book value) shall not have increased by more than two percentage points.  For purposes of this section, “Weighted Average” for any factor, and any group of Eligible Marine Containers, shall be based on the net book value for such group of Eligible Marine Containers.  In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release.

(iii)In the event of the granting of Liens on Collateral consisting of a Segregated Collateral Pool to secure a Permitted Capitalized Lease, the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as the Borrower shall have submitted to the Administrative Agent (x) a Borrowing Base Report demonstrating that, immediately prior to and after giving pro forma effect to such Permitted Capitalized Lease, the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, and (y) a report demonstrating the effect of such transaction on the Borrowing Base characteristics contained in Section 9.10(b)(ii)(z) and compliance therewith. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Segregated Collateral Pool from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release. Furthermore, the Lenders, the Administrative Agent and the L/C Issuer agree that the Lien of the Collateral Documents shall not re-attach despite the structure of the Permitted Capitalized Lease as a sale-leaseback in which the Segregated Collateral Pool is reconveyed (or deemed reconveyed) to the Borrower so long as such Segregated Collateral Pool remains subject to a Lien pursuant to the Permitted Capitalized Lease.

(c)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular Collateral pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Collateral from the Lien of the Collateral Documents or to subordinate its interest in such item, in accordance with the terms of the Loan Documents and this Section 9.10.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)Each of Lenders and the L/C Issuer irrevocably authorizes the Administrative Agent, for and on behalf of the Secured Parties, to be the representative of the Secured Parties in connection with, and to enter into on behalf of the Secured Parties (i) any Intercreditor Agreement; provided that (x) the form and substance thereof is acceptable to Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Total Outstandings and (y) any Intercreditor Agreement shall include a requirement that any enforcement actions under such Intercreditor Agreement will require the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of total Indebtedness subject to such Intercreditor Agreement (measured by commitments for revolving credit agreements (if such commitments are outstanding and, if not, by unpaid principal) and unpaid principal for all other facilities), and (ii) upon the request of the Borrower with reasonable advance notice to the Administrative Agent and so long as no Default or Event of Default exists, any collateral agency arrangements (including any agreements, certificates, documents and instruments relating thereto or to the transactions contemplated thereby) with a collateral agent or collateral trustee and the issuer(s) of any Indebtedness (and holders of Liens in respect thereof) permitted hereunder for the purposes of, among other things, administering the Liens held for the benefit of the Secured Parties in the Collateral, such collateral agency arrangements and related documentation to be in form and substance satisfactory to the Administrative Agent.  Upon the reasonable request of the Borrower, the Administrative Agent shall cooperate in good faith with the Borrower in its efforts to coordinate the intercreditor and collateral agency arrangements described above.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority pursuant to this paragraph to enter into the transactions contemplated by the first sentence of this paragraph and any and all agreements, documents and instruments relating thereto.

9.11ERISA Representations.  (a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) (i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X

CONTINUING GUARANTY

Guaranty.

1.63  The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder, under any Swap Contract or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall, absent manifest error, be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the

Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Rights of Lenders.

1.64  The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, in each case, in accordance with the terms of the applicable Loan Documents; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

Certain Waivers.

1.65  The Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.  As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

Obligations Independent.

1.66  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

Subrogation.

1.67  The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Termination; Reinstatement.

1.68  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantor under this Section 10.06 shall survive termination of this Guaranty.

Subordination.

1.69  The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

Stay of Acceleration.

1.70  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

Condition of Borrower.

1.71  The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that none of the Secured Parties has any duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Article XI

MISCELLANEOUS

Amendments, Etc.

1.72  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)no such amendment, waiver or consent shall:

(i)waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(ii)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iv)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to Section 11.01(b)(iii)) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(v)change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vi)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(vii)subject to Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(viii)release the Guarantor from the Guaranty without the written consent of each Lender;

(ix)impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(x)amend Section 8.03 in any manner that would alter the priority of payments set forth in such Section without the written consent of each Lender; and

(b)(i)  no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(ii)no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(iii)the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b) and the penultimate paragraph of Section 6.02), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, the Guarantor, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by facsimile, hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when sent.  Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in Section 11.02(b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication

(including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent (which include those set forth in the penultimate paragraph of Section 6.02), provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the Guarantor, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, the Guarantor, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of Borrower, to the Administrative Agent).  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if  such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

No Waiver; Cumulative Remedies.

1.73  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided or under any other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor

Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04(a), or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its

Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, an Indemnitee as a result of conduct of any Loan Party or any Subsidiary thereof that violates a sanction enforced by OFAC, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s  pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such distribution was made as a result of the gross negligence or willful misconduct of such Indemnitee or in violation by such Indemnitee of Section 11.07, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f)Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Payments Set Aside.

1.74  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)the consent of the Borrower (which, except in the case of an assignee that is considered by the Borrower to be a Competitor of any Loan Party or Affiliate thereof, shall not unreasonably be withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that in no event shall the Borrower be required to pay such fee.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  Subject to Section 11.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to Section 11.06(b), Wells Fargo may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer.  If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

Treatment of Certain Information; Confidentiality.

1.75  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Right of Setoff.

1.76  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Interest Rate Limitation.

1.77  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Counterparts; Integration; Effectiveness.

1.78  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 11.07, this Agreement shall become effective when it shall have been executed by the parties listed in the caption hereto and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Survival of Representations and Warranties.

1.79  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Severability.

1.80  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Replacement of Lenders.

1.81  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b)(iv);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 11.07 or payments required to be made pursuant to Section 11.07, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Waiver of Jury Trial.

1.82  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

No Advisory or Fiduciary Responsibility.

1.83  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower, the Guarantor and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantor or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger have any obligation to the Borrower, the Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantor and their respective Affiliates, and neither the Administrative Agent nor the Arranger have any obligation to disclose any of such interests to the Borrower, the Guarantor or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the Guarantor hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Electronic Execution of Assignments.

1.84  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

USA PATRIOT Act.

1.85  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Time of the Essence.

  Time is of the essence of the Loan Documents.

Judgment Currency.

  The parties hereto hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Loan Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Loan Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Loan Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Loan Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Loan Documents.

Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.22Appointment of Borrower.  Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

11.23Amendment and Restatement of Existing Credit Agreement. On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 11.23.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the relevant Loan Parties under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

TEXTAINER LIMITED

By ____/s/ Michael Harvey____________

Name:Michael Harvey

Title:Executive Vice President

GUARANTOR:

TEXTAINER GROUP HOLDINGS LIMITED

By _____/s/ Michael Harvey_________________

Name:Michael Harvey

Title:Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By ___/s/ Richard T. Zell__________________________

Name:  Richard T. Zell

Title:Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as L/C Issuer

By _/s/____ Richard T. Zell __________

Name:  Richard T. Zell

Title:Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

ING Bank Belgium SA/NV, as a Lender

By ____/s/__ Marc Hanssens _________

Name:  Marc Hanssens

Title:Head of Project Finance

By ___/s/ Filip Masschelein _____

Name:  Filip Masschelein

Title:Head of Whoesale credit risk

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

BNP Paribas, as a Lender

By ___/s/_ Andrew Stratos _____

Name:  Andrew Stratos

Title:Director

By ____/s/ Francois-Xavier Terrasse__

Name:  Francois-Xavier Terrasse

Title:Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

MFUG Union Bank, N.A., as a Lender

By _____/s/ Kenneth Beck________

Name:  Kenneth Beck

Title:Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Royal Bank of Canada, as a Lender

By ____/s/ Scott Umbs________

Name:  Scott Umbs

Title:Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

CITIBANK N.A., as a Lender

By ____/s/ Nancy Diaz________________

Name:  Nancy Diaz

Title:SVP

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Fifth Third Bank, as a Lender

By ____/s/ Andrew D. Jones_____________

Name:  Andrew D. Jones

Title:Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

PNC Bank, National Association, as a Lender

By ___/s/ Matthew Titus__________

Name:  Matthew Titus

Title:Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Bank of America, N.A., as a Lender

By _____/s/__ Irene Bertozzi Bartenstein__

Name:  Irene Bertozzi Bartenstein

Title:Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Branch Banking and Trust Company, as a Lender

By ____/s/ David Miller________

Name:  David Miller

Title:Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

HSBC Bank, USA, N.A., as a Lender

By ____/s/__ Omar Baddar _______

Name:  Omar Baddar

Title:Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

KeyBank National Association, as a Lender

By ____/s/ Tad Stainbrook ____________

Name:  Tad Stainbrook

Title:Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

ABN Amro Capital USA LLC, as a Lender

By _____/s/ Ross Briggs__________

Name:   Ross Briggs

Title:Director

By _____/s/ John Sullivan__________

Name:   John Sullivan

Title:Managing Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Compass Bank, d/b/a, BBVA Compass, as a Lender

By ______/s/ Chris Dowler________

Name:  Chris Dowler

Title:Senior Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

DBS Bank Ltd., as a Lender

By _____/s/ Yeo How Ngee ____________

Name:  Yeo How Ngee

Title:Managing Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Credit Industriel Et Commercial, New York Branch, as a Lender

By ____/s/ _ Adrienne Molloy ___________

Name:  Adrienne Molloy

Title:Managing Director

By ____/s/ _ Andrew McKuin ___________

Name:  Andrew McKuin

Title:Managing Director

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

City National Bank, a national banking association, as a Lender

By __/s/ Cecilia Park__________

Name:  Cecilia Park

Title:

Senior Vice President

[Signature Page to Amended and Restated Credit Agreement (Textainer)]

Schedule 2.01
to Credit Agreement

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage	L/C Sublimit
Wells Fargo Bank, National Association	$135,000,000	9.000000000%	$25,000,000
ING Bank Belgium SA/NV	$195,000,000	13.000000000%	$0
BNP Paribas	$135,000,000	9.000000000%	$0
MUFG Union Bank N.A.	$135,000,000	9.000000000%	$0
Royal Bank of Canada	$110,000,000	7.333333333%	$0
Citibank, N.A.	$100,000,000	6.666666667%	$0
Fifth Third Bank	$100,000,000	6.666666667%	$0
PNC Bank, National Association	$100,000,000	6.666666667%	$0
Bank of America, N.A.	$95,000,000	6.333333333%	$0
Branch Banking and Trust Company	$75,000,000	5.000000000%	$0
HSBC Bank USA, N.A.	$60,000,000	4.000000000%	$0
KeyBank National Association	$55,000,000	3.666666667%	$0
ABN AMRO Capital USA LLC	$50,000,000	3.333333333%	$0
Compass Bank d/b/a BBVA Compass	$50,000,000	3.333333333%	$0
DBS Bank Ltd.	$50,000,000	3.333333333%	$0
Credit Industriel Et Commercial, New York Branch	$30,000,000	2.000000000%	$0
City National Bank	$25,000,000	1.666666667%	$0
TOTAL	$1,500,000,000	100.000000000%	$25,000,000

Schedule 5.03
to Credit Agreement

CERTAIN AUTHORIZATIONS

None.

Schedule 5.05
to Credit Agreement

EXISTING INDEBTEDNESS of Borrower, Guarantor, and their respective Subsidiaries

1.	Indebtedness under the Related Documents.
2.	Indebtedness of Guarantor in favor of Borrower.
3.

Indebtedness of TWC in connection with that certain Credit Agreement, dated as of August 5, 2011 (as amended, restated, supplemented or otherwise modified, the “TWC Credit Agreement”), among TWC, as borrower, the lenders party thereto and Wells Fargo Securities, LLC, as administrative agent for the lenders.

4.

Indebtedness in connection with that certain Amended and Restated Credit Agreement, dated as of December 8, 2017 (as amended, restated, supplemented or otherwise modified, the “TAP Funding Credit Agreement”), among TAP Funding, as borrower, the lenders party thereto and ABN AMRO Capital USA LLC, a Delaware limited liability company, as administrative agent.

5.	Through the date of the initial Credit Extension, Indebtedness under the Existing Credit Agreement, the ABN Revolving Credit Facility and Union Bank Term Loan Facility.

Schedule 5.06
to Credit Agreement

LITIGATION

None.

Schedule 5.08(b)
to Credit Agreement

EXISTING LIENS on the property of each Loan Party and each of its Subsidiaries

1.	Liens in connection with the Related Documents.
2.	Liens created in connection with the Existing Credit Agreement and predecessor financing documents, the ABN Revolving Credit Facility and Union Bank Term Loan Facility.
3.	Liens on property of TWC in connection with the TWC Credit Agreement (as defined in Schedule 5.05).
4.	Liens on property of TAP Funding in connection with the TAP Funding Credit Agreement (as defined in Schedule 5.05).

Schedule 5.08(c)
to Credit Agreement

INVESTMENTS IN EXCESS OF $1,000,000

1.	Various capital contributions made by Borrower and by Guarantor in Subsidiaries thereof.

2.	See also Schedule 5.13.

Schedule 5.09
to Credit Agreement

ENVIRONMENTAL MATTERS

None.

Schedule 5.13
to Credit Agreement

SUBSIDIARIES OF LOAN PARTIES; EQUITY INTERESTS IN THE BORROWER;
OTHER EQUITY INVESTMENTS

Part (a).Subsidiaries.

Owner	Direct Subsidiary	Indirect Subsidiary	Further Indirect Subsidiary	Number and Class of Shares Owned by Loan Party or Subsidiary
Guarantor	Borrower			12,000 Ordinary
		Textainer Marine Containers Limited[1]		10,500 Class A; 1 Class B
		TMCLII		1,000 Ordinary
		Textainer Marine Containers III Limited [6]		1,000 Ordinary
		Textainer Marine Containers IV Limited[6]		1,000 Ordinary
		TMCLV		1,000 Ordinary
		TMCLVI		1,000 Ordinary
		TMCLVII		1,000 Ordinary
		TAP Funding		6,012 Ordinary
		TWC		250,000 Ordinary
		Textainer Asset Finance Limited[6]		12,000 Ordinary
	TEML			12,500 Common; 340 Preferred
		Textainer Equipment Management (S) Pte Ltd		100,000 Ordinary

		Textainer Equipment Management (U.S.) Limited		1,000 Ordinary
			Textainer Equipment Management (U.S.) II LLC	100% of membership interests
		Textainer Equipment Management (U.K.) Limited		999 Ordinary

[1]	Dormant; to be dissolved.

Textainer Equipment Management (U.K.) Limited	1 Ordinary

Part (b).Loan Parties.

Loan Party	Jurisdiction of Incorporation	Registered Address	U.S. Taxpayer Identification Number
Borrower	Bermuda	Century House 16 Par-la-Ville Road Hamilton HM HX, Bermuda	52-1865999
Guarantor	Bermuda	Century House 16 Par-la-Ville Road Hamilton HM HX, Bermuda	98-0530316

Schedule 7.08
to Credit Agreement

AFFILIATE TRANSACTIONS

1.	Purchases of property from Affiliates, the aggregate amount of which does not exceed ten percent (10%) of the Consolidated Tangible Assets of Borrower.
2.	Transactions contemplated under the TEML Management Agreement.
3.

The payment of operating and administrative expenses by Borrower, Guarantor or any of their respective Subsidiaries on behalf of a Receivables Subsidiary, whether through a consulting agreement, administrative services agreement or by common agreement among the parties.

4.	The purchase of inventory by Borrower, Guarantor or any of their respective Subsidiaries on behalf of Receivables Subsidiaries and the assignment and acceptance of such inventory.
5.	See also Schedule 5.05.
6.	Through the date of the initial Credit Extension, the Guaranty by TGH of the “Obligations” as defined in the documentation governing the Segregated Collateral Pool Debt.

Schedule 11.02
to Credit Agreement

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Century House

16 Par-la-Ville Road

Hamilton HM HX, Bermuda

Telephone: 441/292-2487

Facsimile: 441/295-4164

With a copy to:

Textainer Equipment Management (U.S.) Limited

650 California St., 16th Floor

San Francisco, CA 94108

Attention: Giancarlo Gennaro

Telephone: 415-658-8215

Facsimile: 415-434-0599

GUARANTOR:

Century House

16 Par-la-Ville Road

Hamilton HM HX, Bermuda

Telephone: 441/292-2487

Facsimile: 441/295-4164

With a copy to:

Textainer Equipment Management (U.S.) Limited

650 California St., 16th Floor

San Francisco, CA 94108

Attention: Giancarlo Gennaro

Telephone: 415-658-8215

Facsimile: 415-434-0599

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

Wells Fargo Bank, National Association

1525 W W.T. Harris Blvd

Charlotte, NC 28262

Attn: Agency Services, Kyra Anzola

Tel: 704-427-9538

Schedule 11.02-1

E-mail address: kyra.anzola@wellsfargo.com

With a copy to:  William.Kaminski@wellsfargo.com

  AgencyServices.Requests@WellsFargo.com

For daily borrowing/repaying activity:

Wells Fargo Bank, National Association

1525 W W.T. Harris Blvd

Charlotte, NC 28262

Attn: Agency Services, Kyra Anzola

Tel: 704-427-9538

E-mail address: kyra.anzola@wellsfargo.com

With a copy to:  William.Kaminski@wellsfargo.com

  AgencyServices.Requests@WellsFargo.com

For financial reporting requirements, bank group communications and WFB Logistics:

Wells Fargo Securities, LLC

550 S. Tryon St.

5th Floor

Charlotte, NC 28202-4200

Attn: Emily Alt

Tel: 704-410-2402

E-mail address: emily.alt@wellsfargo.com

With a copy to:  Investment_Management@wellsfargo.com

Wire Instructions:

Wells Fargo Bank, N.A.

Charlotte, NC

ABA: 121000248

Acct:  01104331628807

Ref: Textainer

Attn: Financial Cash Controls

L/C ISSUER:

Jim Dishner
Wells Fargo Bank, National Association

7711 Plantation Rd

1st Floor

Roanoke, VA 24019

Phone: 540-759-3061

Fax: 540-563-7018

Email: RKELCBooking@wellsfargo.com

With a copy to: emily.alt@wellsfargo.com

Schedule 11.02-2

Exhibit A
to Credit Agreement

FORM OF LOAN NOTICE

Date:  ___________, _____

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 26, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Textainer Limited (the “Borrower”), Textainer Group Holdings Limited, as guarantor, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

□	A Borrowing of Loans
□	A conversion or continuation of Loans
1.	On [__________] (a Business Day).
2.	In the amount of $[__________].
3.	Comprised of [__________].
[Type of Loan requested]
4.	For Eurodollar Rate Loans: with an Interest Period of [__________] months.
[5.	A completed Borrowing Base Certificate is attached hereto as Exhibit A.][2]

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

TEXTAINER LIMITED

By _______________________________________

Name:

Title:

[2]	Omit in the case of any Loan Notice submitted solely in connection with any conversion or continuation of Loans.

Exhibit B
to Credit Agreement

FORM OF SECURITY AGREEMENT

[See attached]

Exhibit C
to Credit Agreement

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of September 26, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Textainer Group Holdings Limited, as guarantor, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TEXTAINER LIMITED

By _______________________________________

Name:

Title:

Exhibit C-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: , 20__

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Textainer Limited (the “Borrower”), Textainer Group Holdings Limited, as guarantor, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The undersigned Responsible Officers of the Borrower and the Guarantor hereby certify as of the date hereof that they are the _________________ and _________________ of the Borrower and Guarantor, respectively, and that, as such, they are authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and Guarantor, respectively, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.Attached hereto as Schedule 1 are the year-end audited (except with respect to the Borrower, which may be unaudited) financial statements required by Sections 6.01(a) and 6.01(d) of the Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Attached hereto as Schedule 1 are the unaudited financial statements required by

Sections 6.01(b) and 6.01(e) of the Agreement for the fiscal quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the applicable Persons in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned have reviewed and are familiar with the terms of the Agreement and have made, or has caused to be made under their supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and the Guarantor, respectively, during the accounting period covered by the attached financial statements.

Exhibit D-1

3.A review of the activities of the Borrower and the Guarantor during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each of the Borrower and the Guarantor performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each of the Borrower and the

Guarantor performed and observed each covenant and condition of the Loan Documents applicable to it,

and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of [__________]

, 20__.

TEXTAINER LIMITED

By: _______________________________________

Name:

Title:

Exhibit D-2

TEXTAINER GROUP HOLDINGS LIMITED

By: _______________________________________

Name:

Title:

Exhibit D-2

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

TO THE COMPLIANCE CERTIFICATE

[ATTACH FINANCIAL STATEMENTS]

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2

TO THE COMPLIANCE CERTIFICATE

($ in 000’s)

[ATTACH FINANCIAL COVENANT CALCULATIONS]

Exhibit E
to Credit Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:______________________________
______________________________

2.	Assignee[s]:______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):______________________________

Exhibit E-1

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.

Credit Agreement:Amended and Restated Credit Agreement, dated as of September 26, 2018, among Textainer Limited (the “Borrower”), Textainer Group Holdings Limited, as guarantor, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
		$____________	$_________	____________%
		$____________	$_________	____________%
		$____________	$_________	____________%

[7.Trade Date:__________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________

Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

  Administrative Agent

By: _________________________________

  Title:

Exhibit E-2

[Consented to:]

By: _________________________________

  Title:

Exhibit E-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.
1.1.

Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.

Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Exhibit E-4

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.

Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of ____________________ [confirm that choice of law provision parallels the Credit Agreement].

Exhibit E-5

Exhibit E-2
to Credit Agreement

ADMINISTRATIVE QUESTIONNAIRE

[ON FILE WITH AGENT]

Exhibit F
to Credit Agreement

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•	Section 5.01(a), (b) and (c)
•	Section 5.02
•	Section 5.03
•	Section 5.04
•	Section 5.06
•	Section 5.14(b)
•

Part (a) of Schedule 5.13 – all shares specified therein are issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issuance thereof)

Exhibit G
to Credit Agreement

FORM OF BORROWING BASE CERTIFICATE

[DATE]

Wells Fargo Bank, National Association

1525 W W.T. Harris Blvd

Charlotte, NC 28262

Attn: Agency Services, William Kaminski

Tel: 704.590.8817

E-mail address: william.kaminski@wellsfargo.com

Re:

Amended and Restated Credit Agreement dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Textainer Limited, a Bermuda company (“Borrower”), Textainer Group Holdings Limited, a Bermuda company, Wells Fargo Bank, National Association (“WF”) and each other lender from time to time party to the Agreement, and WF as Administrative Agent and as L/C Issuer.

Ladies and Gentlemen:

Reference is made to the Credit Agreement. The capitalized terms used in this Borrowing Base Certificate and not defined herein have the same meaning as given to them in the Credit Agreement.

Pursuant to Section 6.02(e) of the Credit Agreement, the Borrower hereby certifies that the information furnished in Schedule 1 attached hereto [was true, accurate and complete as of the last day of the calendar month immediately preceding the date of this Borrowing Base Certificate]3  [shall be true, accurate and complete as of the funding date of the Borrowing requested in the Loan Notice that accompanies this Borrowing Base Certificate]4  [shall be true, accurate and complete as of the date of release of Collateral in connection with which this Borrowing Base Certificate is being delivered]5. The calculation of each item is subject to the more detailed description thereof set forth in the Credit Agreement.

[3]	Use first set of bracketed text in any Borrowing Base Certificate delivered as a regular monthly reporting requirement.
[4]	Use second set of bracketed text in any Borrowing Base Certificate delivered with any Loan Notice.
[5]	Use third set of bracketed text in any Borrowing Base Certificate delivered in advance of a release of Collateral.

Exhibit G-1

[The representations and warranties of the Borrower contained in Article V of the Credit Agreement, in each other Loan Document and in any document furnished at any time under or in connection with any Loan Document, are true and correct on and as of as of the funding date of the Borrowing requested in the Loan Notice that accompanies this Borrowing Base Certificate, except to the extent that such representations and warranties specifically refer to an earlier date, and except that, for purposes of Section 4.02 of the Credit Agreement, the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement.] 6

The Borrower does not have knowledge of the existence as of the date hereof, of any Default [, except for: _________________]7.

IN WITNESS WHEREOF, this Borrowing Base Certificate is executed by the undersigned this ________ __, 201_.

TEXTAINER LIMITED

By _______________________________________

Name:

Title:

[6]	Include bracketed second paragraph only in any Borrowing Base Certificate delivered with a Loan Notice.
[7]

If applicable, include description of any Default or Event of Default, including information regarding the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto.

Exhibit G-2

SCHEDULE 1
to Borrowing Base Certificate

Calculation of Borrowing Base8

TEXTAINER LIMITED
SCHEDULE 1 TO BORROWING BASE CERTIFICATE
(all dollar amounts in USD and thousands)
"Date"

(a)	(1) Net Book Value of all Eligible Marine Containers	$ -
	(2) Eighty-five percent (85.0%) of Line (a)(1)		$ -

(b)	(1) Unpaid Vendor Debt incurred with respect to Eligible Marine Containers	$ -
	(2) Eighty-five percent (85.0%) of Line (b)(1)		$ -

(c)	(1) Vendor Debt included in (b)(1) to be repaid within five Business Days of requested Loan	$ -
	(2) Eighty-five percent (85.0%) of Line (c)(1)		$ -

(d)	(1) Net Book Value of all Eligible Trading Marine Containers, not to exceed $25 million	$ -
	(2) Eighty-five percent (85.0%) of Line (d)(1)		$ -

(e)	(1) Unpaid Vendor Debt incurred with respect to Eligible Trading Marine
	Containers included in line (d)(1), not to exceed $25 million	$ -
	(2) Eighty-five percent (85.0%) of Line (e)(1)		$ -

(f)	(1) Vendor Debt included in (e)(1) to be repaid within five Business Days of requested Loan	$ -
	(2) Eighty-five percent (85.0%) of Line (f)(1)		$ -

(g)	(1) Total Vendor Debt included in (c)(1) and (f)(1) exceed $35,294,117	$ -

[8]

For purposes of a Borrowing Base Certificate to be delivered in connection with a release of Collateral with respect to a disposition under Section 7.05(c), in calculating the amount available for borrowing, the outstanding principal amount will be reduced by the paydown to be made within two business days of such transfer.

Exhibit G-3

	(2) Eighty-five percent (85.0%) of Line (g)(1)	$ -

(h)	Subtotal Lines (a)(2) - (b)(2) + (c)(2) + (d)(2) - (e)(2) + (f)(2) - (g)(2)	$ -

(i)	Availability: Lesser of:
	(1) Total Commitments and (2) Line (h)	$ -

(j)	Current principal amount outstanding under the Credit Agreement	$ -

(k)	Amount available to be borrowed. Line (i) minus (j)	$ -

(l)	Amount requested to be advanced (not to exceed amount in Line (k))	$ -

Exhibit G-4

Exhibit H
to Credit Agreement

CONTAINER DEPRECIATION POLICY

Leased Containers:

Purchased New:

Depreciated on a straight line basis over the period set forth below for the applicable Container to an estimated residual value.

Equipment Type	Equipment Description	Residual	Depreciable Life (Yrs)
1G	GENSET UNDERSL	2,300	13
2B	20 BULKER	604	13
2C	20 HIGH CUBE	393	13
2D	20 SIDE DR HC	845	13
2F	20 FIXED FLAT	140	13
2G	GENSET CLIPON	2,000	13
2H	20 HALF HIGH	666	13
2L	20 FOLD FLAT	1,300	15
2M	MEZZ DECK- 20	834	13
2R	20 REEFER	2,750	12
2S	20 STD DRY FRT	1,000	13
2T	20 OPENTOP	1,500	15
2U	20 BITUTAINER	2,377	13
2W	20 HALF HIGH	666	13
2Y	20 HC REEFER	2,049	12
2Z	20 CHASSIS	2,534	13
4F	40 FIXED FLAT	820	13
4H	40 HIGH CUBE	1,350	13
4J	45 HIGH CUBE	1,500	13
4L	40 FOLD FLAT	1,700	16
4M	13 METER ROLLTR	1,169	13
4N	45 PALLET HC	765	13
4S	40 STD DRY FRT	1,200	14
4T	40 OPENTOP	2,500	14
4U	45 COLL AUTORA	2,288	13
4W	40 HARD TOP HC	1,253	13
4Y	40 HC REEFER	4,500	12
5H	53 HIGH CUBE	1,300	13
5Z	53 CHASSIS	800	13

Purchased Used:

Depreciated on a straight line basis over the remaining useful life to an estimated dollar residual value.

Trading Marine Containers:

Not depreciated

Exhibit I
to Credit Agreement

FORM OF PLEDGE AGREEMENT

[See attached]

Exhibit J-1
to Credit Agreement

FORM OF U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Textainer Limited, a Bermuda company (“Borrower”), Textainer Group Holdings Limited, a Bermuda company, Wells Fargo Bank, National Association (“WF”) and each other lender from time to time party to the Agreement, and WF as Administrative Agent and as L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

U.S. Tax Compliance Certificate

Exhibit J-2
to Credit Agreement

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Textainer Limited, a Bermuda company (“Borrower”), Textainer Group Holdings Limited, a Bermuda company, Wells Fargo Bank, National Association (“WF”) and each other lender from time to time party to the Agreement, and WF as Administrative Agent and as L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

U.S. Tax Compliance Certificate

Exhibit J-3
to Credit Agreement

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Textainer Limited, a Bermuda company (“Borrower”), Textainer Group Holdings Limited, a Bermuda company, Wells Fargo Bank, National Association (“WF”) and each other lender from time to time party to the Agreement, and WF as Administrative Agent and as L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

U.S. Tax Compliance Certificate

Exhibit J-4
to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of September 26, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Textainer Limited, a Bermuda company (“Borrower”), Textainer Group Holdings Limited, a Bermuda company, Wells Fargo Bank, National Association (“WF”) and each other lender from time to time party to the Agreement, and WF as Administrative Agent and as L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________

U.S. Tax Compliance Certificate

Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

J - 4

U.S. Tax Compliance Certificate